EXHIBIT 2.1

                           STOCK PURCHASE AGREEMENT
                                    among


                               U S LIQUIDS INC.
                           a Delaware corporation,


                 ROMIC ENVIRONMENTAL TECHNOLOGIES CORPORATION
                          a California corporation,

                                     and

H. Michael Schneider; Peter D. Schneider; Thomas R. Schneider; Barbara Morrison Custodian Under the California Uniform Transfer to Minors Act ("Cust/CA/UTMA") for Justin W. Morrison; Barbara Morrison Cust/CA/UTMA for Melissa L. Morrison; Barbara Morrison; Michael R. Schneider; Michael R. Schneider Cust/CA/UTMA for Bridgette M. Schneider; Laura Schneider; Peter D. Schneider Cust/CA/UTMA for Patrick Keil Schneider; Peter D. Schneider Cust/CA/UTMA for Keil Patrick Schneider; Thomas R. Schneider Cust/CA/UTMA for Jessica L. Schneider; Thomas R. Schneider Cust/CA/UTMA for Brandon T. Schneider; Loreen Schneider; John Morrison; H. Michael Schneider and Lisa L. Schneider, as Trustees for Schneider Living Trust Dated 12/28/81
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                               TABLE OF CONTENTS

                                                                          PAGE

RECITALS    .................................................................1

TERMS OF AGREEMENT2

ARTICLE 1   PURCHASE AND SALE OF SHARES......................................2

      1.1   Transfer of Shares...............................................2

ARTICLE 2   PURCHASE PRICE...................................................2

      2.1   Purchase Price...................................................2

      2.2   Agreed Value of U S Liquids Common Stock.........................2

      2.3   Assumption of Debt...............................................3

      2.4   Adjustment to Consideration......................................3

      2.5   Effective Date...................................................4

ARTICLE 3   TITLE ASSURANCE..................................................4

      3.1   Title Policies...................................................4

      3.2   Survey...........................................................4

ARTICLE 4   CLOSING..........................................................5

      4.1   Time and Place...................................................5

      4.2   Delivery of Shares...............................................5

      4.3   Payment of Purchase Price........................................5

ARTICLE 5   REPRESENTATIONS AND WARRANTIES OF PURCHASER......................5

      5.1   Corporate Status.................................................6

      5.2   Corporate Power and Authority....................................6

      5.3   Enforceability...................................................6

      5.4   No Violation.....................................................6

      5.5   U S Liquids Shares...............................................6

ARTICLE 6   REPRESENTATIONS AND WARRANTIES OF THE SELLERS....................6

      6.1   Corporate Status.................................................7

      6.2   Power and Authority..............................................7

      6.3   Enforceability...................................................7


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                               TABLE OF CONTENTS
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      6.4   Capitalization...................................................8

      6.5   Subsidiaries.....................................................8

      6.6   No Violation.....................................................8

      6.7   No Commissions...................................................9

      6.8   Financial Statements.............................................9

      6.9   Changes Since the Current Balance Sheet..........................9

      6.10  Litigation......................................................10

      6.11  Liabilities.....................................................10

      6.12  Bank Accounts...................................................10

      6.13  Environmental Matters...........................................11

      6.14  Real Property, Leases and Significant Personal Property.........13

      6.15  Good Title, Adequacy and Condition..............................14

      6.16  Compliance with Laws............................................14

      6.17  Employee Benefit Plans..........................................14

      6.18  Tax Returns and Examinations....................................15

      6.19  Insurance.......................................................17

      6.20  Absence of Certain Changes or Events............................17

      6.21  Intellectual Property...........................................17

      6.22  Receivables.....................................................18

      6.23  Licenses and Permits............................................18

      6.24  Contracts and Customer Lists....................................18

      6.25  Labor Matters...................................................19

      6.26  Governmental Contracts Subject to Price Redetermination or
            Renegotiation...................................................19

      6.27  Officers, Directors and Key Employees, Employment Agreements,
            Compensation....................................................19

      6.28  Predecessor Status, Etc.........................................20

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      6.29  Spin-Off by the Corporation.....................................20

      6.30  Records of the Corporation......................................20

      6.31  Accuracy of Information Furnished by the Corporation and the
            Sellers.........................................................20

      6.32  Survival........................................................20

ARTICLE 7   CONDUCT OF BUSINESS PENDING THE CLOSING.........................21

      7.1   Conduct of Business by the Corporation Pending the Closing......21

ARTICLE 8   CERTAIN AGREEMENTS AND COVENANTS OF THE PARTIES.................22

      8.1   Further Assurances..............................................22

      8.2   Confidentiality, Publicity......................................23

      8.3   No Other Discussions............................................23

      8.4   Due Diligence Investigation.....................................23

      8.5   Covenant Not to Compete.........................................23

      8.6   Related Party Agreements........................................24

      8.7   Cooperation.....................................................24

      8.8   Other Actions...................................................25

      8.9   Notification of Certain Matters.................................25

      8.10  Payoff and Estoppel Letters.....................................25

      8.11  Corporation Capital Stock; Releases.............................25

      8.12  Trading in U S Liquids Common Stock.............................25

      8.13  Section 338(h)(10) Election.....................................25

      8.14  Guarantee Substitution..........................................25

      8.15  H. Michael Schneider Debt.......................................26

ARTICLE 9   CONDITIONS TO THE OBLIGATIONS OF PURCHASER......................26

      9.1   Accuracy of Representations and Warranties; Compliance with
            Obligations.....................................................26

      9.2   No Material Adverse Change or Destruction of Property...........26

      9.3   Corporate Certificate...........................................26

      9.4   Delivery of Shares..............................................27

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      9.5   Consent.........................................................27

      9.6   No Adverse Litigation...........................................27

      9.7   Opinion of Counsel..............................................27

      9.8   Consummation of the Transactions Contemplated by the AES Asset
            Purchase Agreement..............................................27

      9.9   Securities Matters..............................................27

      9.10  Employment Agreements, Consulting Agreements and Leases.........28

      9.11  General.........................................................28

      9.12  Newark Option Agreement.........................................28

      9.13  Personal Property Option Agreement..............................28

      9.14  Purchaser's Satisfaction of Due Diligence Investigation.........28

ARTICLE 10  CONDITIONS TO THE OBLIGATIONS OF THE SELLERS....................28

      10.1  Accuracy of Representations and Warranties and Compliance with
            Obligations.....................................................29

      10.2  Other Conditions................................................29

      10.3  Corporate Certificate...........................................29

      10.4  No Adverse Litigation...........................................29

      10.5  Opinion of Counsel..............................................29

      10.6  Other Agreements................................................29

ARTICLE 11  SECURITIES LAW MATTERS..........................................29

      11.1  Disposition of U S Liquids Shares...............................29

      11.2  Legend..........................................................30

      11.3  Contractual Restriction.........................................30

      11.4  Contractual Restriction Legend..................................30

      11.5  Indemnification of Securities Law Matters.......................30

ARTICLE 12  INDEMNIFICATION.................................................31

      12.1  Indemnification.................................................31

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      12.2  Assumption of Specific Liabilities..............................34

      12.3  Survival of Representations and Warranties......................34

      12.4  Matters Involving Third Parties.................................34

ARTICLE 13  DEFINITIONS.....................................................35

      13.1  Defined Terms...................................................35

ARTICLE 14  TERMINATION, AMENDMENT AND WAIVER...............................36

      14.1  Termination.....................................................36

      14.2  Effect of Termination...........................................36

ARTICLE 15  GENERAL PROVISIONS..............................................37

      15.1  Notices.........................................................37

      15.2  Entire Agreement................................................37

      15.3  Expenses........................................................37

      15.4  Amendment; Binding Effect; Assignment...........................38

      15.5  Counterparts....................................................38

      15.6  Governing Law: Interpretation...................................38

      15.7  Access to Records...............................................38

      15.8  Attorney Fees...................................................38

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      STOCK PURCHASE AGREEMENT This STOCK PURCHASE AGREEMENT (this "Agreement")
is entered into and made effective as of January 1, 1999, ("Effective Date") by and among U S LIQUIDS INC., a Delaware corporation ("Purchaser"), ROMIC ENVIRONMENTAL TECHNOLOGIES CORPORATION, a California corporation (the "Corporation"), and each of those persons and entities, severally and not jointly, whose names are set forth as follows: H. Michael Schneider; Peter D. Schneider; Thomas R. Schneider; Barbara Morrison Custodian Under the California Uniform Transfer to Minors Act ("Cust/CA/UTMA") for Justin W. Morrison; Barbara Morrison Cust/CA/UTMA for Melissa L. Morrison; Barbara Morrison; Michael R. Schneider; Michael R. Schneider Cust/CA/UTMA for Bridgette M. Schneider; Laura Schneider; Peter D. Schneider Cust/CA/UTMA for Patrick Keil Schneider; Peter D. Schneider Cust/CA/UTMA for Keil Patrick Schneider; Thomas R. Schneider Cust/CA/UTMA for Jessica L. Schneider; Thomas R. Schneider Cust/CA/UTMA for Brandon T. Schneider; Loreen Schneider; John Morrison; H. Michael Schneider and Lisa L. Schneider, as Trustees for Schneider Living Trust Dated 12/28/81 (which persons and entities are hereinafter collectively referred to as the "Sellers" and each individually as "Seller"). Certain other capitalized terms used herein are defined in Article 13 and throughout this Agreement.

                                    RECITALS

      A. WHEREAS, the Corporation is engaged in the business of spent solvent recycling, hazardous waste processing (including, without limitation, distillation and fuel blending and related services), and as of the Closing Date, will also be in the business of anti-freeze recycling and recycling of other wastes and residues generated by automotive maintenance and repair facilities (the "Business") with its headquarters located in East Palo Alto, California;

      B. WHEREAS, the Corporation has facilities and operations in East Palo Alto, California; Redwood City, California; Los Angeles, California; Portland, Oregon; Chandler, Arizona; and, as of the Effective Date, Automotive Environmental Service Corporation, a California corporation ("AES") has facilities and operations in East Palo Alto, California; Irwindale, California; Tacoma, Washington; and Chandler, Arizona (the "AES Facilities");

      C. WHEREAS, the Corporation intends to acquire all or substantially all of the assets of AES prior to the Closing Date of this transaction (the "AES Transaction");

      D. WHEREAS, as of the Closing Date, the Corporation owns real property located in East Palo Alto, California; and Newark, California (collectively, the "Owned Land");

      E. WHEREAS, as of the Closing Date, the Corporation leases real property in Redwood City, California; Los Angeles, California; Portland, Oregon; and Chandler, Arizona; and AES leases real property at each of the AES Facilities (collectively, the "Leased Land");

      F. WHEREAS, the Sellers are the owners of all of the outstanding capital stock of
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the Corporation; and

      G. WHEREAS, the Sellers wish to sell, and Purchaser wishes to buy, all of the outstanding capital stock of the Corporation, on the terms and subject to the conditions hereinafter set forth.

                              TERMS OF AGREEMENT

      In consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                  ARTICLE 1

                         PURCHASE AND SALE OF SHARES

     1.1 TRANSFER OF SHARES. Upon the Closing, in accordance with the terms and conditions hereof, the Sellers shall sell, transfer, convey and assign to Purchaser and Purchaser shall purchase all of the issued and outstanding shares of the capital stock of the Corporation (the "Shares"), free and clear of all liens, security interests, encumbrances, adverse claims, pledges, hypothecation, charges, voting trusts, equities and other restriction on transfer of any nature whatsoever (collectively, "Adverse Claims").

                                  ARTICLE 2

                                PURCHASE PRICE

     2.1 PURCHASE PRICE. Subject to the terms set forth in this Agreement, and in consideration of the sale and delivery to Purchaser of the certificates representing the Shares, Purchaser shall deliver to the Sellers on the Closing Date (or with respect to the U S Liquid Shares (as defined below), within a reasonable time following the Closing Date), an aggregate of Thirty-Four Million One Hundred Fifty-One Thousand Twelve Dollars ($34,151,012) consisting of: (a) immediately available funds in an amount determined by subtracting from Thirty-Four Million One Hundred Fifty-One Thousand Twelve Dollars ($34,151,012) the amounts to be transferred or assumed, as the case may be, pursuant to subparagraphs (b), (c) and (d) hereof; (b) that total number of shares of the common stock of Purchaser, par value one cent ($.01) per share (the "U S Liquids Common Stock"), which shall have an Agreed Value (hereinafter defined) equal to Four Million Dollars ($4,000,000), all of which will be contractually restricted for a period of one (1) year in accordance with Article 11 hereof; (c) that total number of U S Liquids Common Stock which shall have an Agreed Value of Two Million Two Hundred Fifty Thousand Dollars ($2,250,000), all of which will be contractually restricted for a period of two (2) years in accordance with
Article 11 hereof (collectively, the "U S Liquids Shares"); and (d) assumption and payment by Purchaser of certain debts of the Corporation. The consideration set forth in this Section 2.1 shall be allocated among the Sellers as set forth on Annex I attached hereto and made a part hereof.

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     2.2 AGREED VALUE OF U S LIQUIDS COMMON STOCK. For purposes of this
Agreement, the "Agreed Value" per share of the U S Liquids Common Stock shall be the closing price of a share of such stock of Purchaser on the American Stock Exchange the day before the Closing Date, as reported in the WALL STREET JOURNAL.

     2.3 ASSUMPTION OF DEBT. As a portion of the Purchase Price payable in
Section 2.1 above, at Closing, Purchaser shall assume the obligations of the Corporation, as set forth in Schedule 2.3, and repay, at Closing or as soon thereafter as is practicable, the indebtedness of the Corporation set forth in
Schedule 2.3. Such payment of indebtedness by Purchaser shall result in a reduction in the cash payment to Seller required under Section 2.1(a).

     2.4    ADJUSTMENT TO CONSIDERATION.

               (a) The parties agree that the consideration set forth in Section
2.1 was determined as if the net working capital of the Corporation according to the June 30, 1998 Balance Sheet was One Million Five Hundred Ten Thousand Four Hundred Thirty-Four Dollars ($1,510,434) at the close of business on the Effective Date. Accordingly, the parties agree that the consideration set forth in Section 2.1(a) shall be adjusted on the Adjustment Date to reflect the actual net working capital of the Corporation on the Effective Date (the "Actual Net Working Capital"), as shown on the balance sheet to be prepared in the manner described in subparagraph (b) below. If the Actual Net Working Capital so reflected is greater than One Million Five Hundred Ten Thousand Four Hundred Thirty-Four Dollars ($1,510,434) on the Effective Date, then the consideration paid pursuant to Section 2.1(a) shall be increased dollar for dollar for each dollar the Actual Net Working Capital of the Corporation exceeds One Million Five Hundred Ten Thousand Four Hundred Thirty-Four Dollars ($1,510,434) on the Effective Date. If the Actual Net Working Capital so reflected is less than One Million Five Hundred Ten Thousand Four Hundred Thirty-Four Dollars ($1,510,434) on the Effective Date, then the consideration paid pursuant to Section 2.1(a) shall be decreased dollar for dollar for each dollar the Actual Net Working Capital falls below One Million Five Hundred Ten Thousand Four Hundred Thirty-Four Dollars ($1,510,434) on the Effective Date. For purposes of this Agreement, Actual Net Working Capital shall mean the current assets of the Corporation on the Effective Date minus all current liabilities of the Corporation on the Effective Date. Actual Net Working Capital shall be calculated in accordance with generally accepted accounting principles ("GAAP"), except that the same method of accounting used by the Corporation on its June 30, 1998 Balance Sheet to account for its (i) off-site disposal sites, (ii) solvents inventory held for resale, and (iii) environmental liabilities relating to the sites listed on Schedule 12.1(c) shall be used in calculating Actual Net Working Capital.

               (b) On the date which is no more than one hundred twenty (120) after the Closing Date (the "Adjustment Date"), Purchaser shall notify the Sellers of any adjustment in the Purchase Price in accordance with this Section
2.4 based on the balance sheet of the Corporation as of the close of business on the Effective Date, prepared by Purchaser in accordance with GAAP and delivered to the Sellers, together with reasonable supporting documentation for all current assets and liabilities used to prepare such balance sheet, at least seven (7) days prior to the Adjustment Date.

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               (c) In the event of a dispute between the parties as to the
Actual Net Working Capital, the parties will have thirty (30) days to resolve the dispute among themselves. If the parties have not resolved such dispute within such thirty (30) day period, then the parties shall select an arbitrator who shall decide the dispute within thirty (30) days after being selected. If the parties cannot agree on an arbitrator, then Purchaser (on the one hand) and the Controlling Shareholders (on the other hand), shall each select an arbitrator and the two (2) arbitrators so selected shall select a third arbitrator. The parties hereto each agree to be bound by the decision of the arbitrator(s). In the event that three (3) arbitrators are chosen, a majority decision will be required. Each arbitrator can be any natural person above the age of 18 and need not have any specific qualification. All costs of the arbitration shall be split 50/50 between Purchaser and each of the Sellers (as a group).

     2.5 EFFECTIVE DATE. The parties agree that notwithstanding the actual Closing Date, the transactions contemplated hereunder shall be effective on and as of the Effective Date for accounting purposes, and that all revenues, income and losses of the Corporation shall be accounted for as if the Purchaser was the owner of all of the stock of the Corporation on the Effective Date. Purchaser shall indemnify Sellers for the net cost of any additional income tax imposed on the Sellers as a result of such accounting treatment.

                                    ARTICLE 3

                                 TITLE ASSURANCE

     3.1 TITLE POLICIES. On the Closing Date, or as soon thereafter as may be reasonably practicable, the Sellers shall furnish to Purchaser extended coverage ALTA Owner's policies of title insurance from First American Title Insurance Company (the "Title Company") in an aggregate amount mutually acceptable to Purchaser and the Sellers insuring title to the Leased Land and Owned Land in the Corporation, subject only to the exceptions described herein (the "Title Policies"). Not less than fourteen (14) days prior to the Closing Date, the Sellers shall deliver to Purchaser preliminary title commitments in respect of the Leased Land and Owned Land, together with copies of all exception instruments referenced therein, and any unrecorded leases, option agreements, contracts and any other items affecting title which are in the possession of, or known to, the Sellers. The Title Policies shall insure the interest of the Corporation in the Owned Land to be free and clear of all encumbrances whatsoever except: (a) zoning ordinances and regulations which do not, in Purchaser's reasonable judgment, adversely affect continued use of the Leased Land and Owned Land for its current uses after the Closing; (b) real estate taxes and assessments, both general and special, which are a lien but are not yet due and payable at the Closing Date; and (c) easements, encumbrances, covenants, conditions, reservations and restrictions of record, if any, as have been approved in writing by Purchaser. Purchaser shall pay all of the costs associated with the delivery of the Title Policies.

     3.2 SURVEY. On the Closing Date, or as soon thereafter as may be reasonably practicable, the Sellers shall obtain for Purchaser's use and for the use of the Title Company in connection with the issuance of the Title Policies a current and complete survey of the Owned Land (excluding the Newark Land), made on the ground by a competent registered surveyor,

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showing for each: (a) the exact boundary lines of the Owned Land; (b) the location thereon of all, if any, buildings, improvements, and easements now existing; (c) the number of acres in the Owned Land; (d) the location of any buildings, fences or other improvements which encroach on the Owned Land; (e) the location of any improvements on the Owned Land which encroach on any neighboring property or on any property which is subject to any easement or right-of-way; (f) all building lines established in respect of the Owned Land; and (g) all public access to the Owned Land, and representing that the boundaries of the Owned Land are contiguous with the boundaries of all adjoining parcels (together, the "Survey"). A copy of the Survey complying with the above requirements shall be delivered to Purchaser and the Title Company, together with certification to each entity by the surveyor and with such additional supporting reports and other certificates as the Title Company may require to enable the Title Company to delete its standard survey exceptions from the Title Policies. Purchaser shall pay all of the costs of the Survey.

                                  ARTICLE 4

                                   CLOSING

     4.1 TIME AND PLACE. Subject to the terms and conditions of this Agreement, the closing of the purchase and sale of the Shares and all other transactions and undertakings required to occur at close or immediately prior to close, pursuant to the terms of this Agreement (the "Closing") shall take place on January 15, 1999 or such other time mutually agreed by both parties, at the offices of McDermott, Will & Emery, 2700 Sand Hill Road, Menlo Park, California. The date on which the Closing occurs shall be referred to as the "Closing Date."

     4.2 DELIVERY OF SHARES. At the Closing, the Sellers shall deliver to Purchaser certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers), and such other instruments of transfer of title as are necessary to transfer to Purchaser good and marketable title to the Shares. The Sellers agree to execute and deliver to Purchaser from time to time such further and particular assignments, consents, or other instruments in writing as Purchaser may request as appropriate or desirable to confirm its title in and to the Shares. At or prior to the Closing, Purchaser may, in its sole and absolute discretion, instruct the Sellers to transfer the Shares to a direct or indirect wholly-owned subsidiary of Purchaser.

     4.3 PAYMENT OF PURCHASE PRICE. Purchaser shall pay the Purchase Price in accordance with Section 2.1 and deliver original executed certificates representing the U S Liquids Shares.

                                  ARTICLE 5

                 REPRESENTATIONS AND WARRANTIES OF PURCHASER

      As a material inducement to the Sellers to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser represents and warrants to the Sellers and the Corporation that the statements contained in this Article 5, except as set forth in any schedules to the subsections of this
Article 5 delivered by Purchaser to the Sellers on the date hereof (such

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schedules hereinafter collectively referred to as the "Schedules" and, individually, as a "Schedule"), if any, which schedules may be required to be supplemented from time to time by Purchaser after the date of this Agreement in order to make such representations and warranties true as of the date such representation and warranties are given: (i) are correct and complete as of the date of this Agreement; (ii) will be correct as of the Effective Date and the Closing Date (as though made then and as though the Effective Date and the Closing Date, respectively, were substituted for the date of this Agreement throughout this Article 5); and (iii) shall survive the Closing.

     5.1 CORPORATE STATUS. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to own or lease its properties and to carry on its business as now being conducted.

     5.2 CORPORATE POWER AND AUTHORITY. Purchaser has the corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Purchaser has taken all action necessary to authorize the execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby.

     5.3 ENFORCEABILITY. This Agreement has been duly executed and delivered by Purchaser and constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

     5.4 NO VIOLATION. The execution and consummation of this Agreement by Purchaser will not: (i) contravene any provision of the certificate of incorporation or bylaws of Purchaser; (ii) violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment or order of any Governmental Authority or of any arbitration award which is either applicable to, binding upon or enforceable against Purchaser; or (iii) require the consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, any court or tribunal or any other Person, other than the filings made necessary pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, actions undertaken by the Purchaser's board of directors with respect to the transaction contemplated hereby and any actions required by Purchaser's lender with respect to Purchaser's credit facility, all as previously disclosed to the Sellers.

     5.5 U S LIQUIDS SHARES. Upon the issuance and delivery of certificates representing the U S Liquids Shares to the Sellers, the U S Liquids Shares will be validly issued, fully paid and non-assessable shares of U S Liquids Common Stock and subject to no Liens and issued in compliance with applicable federal and state laws.

                                  ARTICLE 6

                REPRESENTATIONS AND WARRANTIES OF THE SELLERS

      As a material inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, H. Michael Schneider, H. Michael Schneider and Lisa L. Schneider, as Trustees for Schneider Living Trust Dated 12/28/81, Peter D. Schneider, and Thomas R. Schneider (collectively, the "Controlling Shareholders"), jointly and severally, represent and warrant to Purchaser that the statements contained in this Article 6, except as set forth in the Schedules to the subsections of this Article 6 delivered by the Sellers to Purchaser on the date hereof, if any, which schedules may be required to be supplemented from time to time by the Sellers after the date of this Agreement in order to make such representations and warranties true as of the date such representations and warranties are given: (i) are correct and complete as of the date of this Agreement; (ii) will be correct as of the Effective Date and the Closing Date (as though made then and as though the Effective Date and the Closing Date, respectively, were substituted for the date of this Agreement throughout this Article 6); and (iii) shall survive the Closing. Notwithstanding anything contained herein to the contrary, all representations and warranties made by the Controlling Shareholders expressly encompasses the business engaged by AES at the AES Facilities. Further, for purposes of this Article 6, "Schedule" shall include the schedules made a part of that certain Asset Purchase Agreement by and between the Corporation and AES of even date herewith, made in connection with the AES Transaction. All such schedules are accordingly incorporated herein by reference and made a part of this Agreement. Nothing in the Schedules shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Schedule identifies the exception with particularity and describes the relevant facts in detail. In addition, nothing in the Schedules shall be deemed to limit the indemnification provisions set forth in Articles 11 and 12 hereof. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of a document or other item itself). Nothing in this paragraph shall require the disclosure of an exception on more than one (1) Schedule made a part of this Agreement; PROVIDED, HOWEVER, that in all such instances, the Schedule on which the requested information is located must be cross-referenced on the appropriate Schedule.

     6.1 CORPORATE STATUS. The Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of California and is in good standing and is qualified to conduct business under all applicable laws, regulations, ordinances and orders of Governmental Authorities to carry on its business, including but not limited to, the laws of: the State of Washington, the State of Oregon, and the State of Arizona and has the requisite power and authority to own or lease its properties and to carry on the Business as now being conducted. The Corporation is duly authorized and qualified, under all applicable laws, regulations, ordinances and orders of Governmental Authorities, to carry on the Business in the places and in the manner as now conducted except where the failure to be so authorized or qualified would not have a Material Adverse Effect on the Business or on the operations, properties, assets or conditions (financial or otherwise), of the Corporation.

     6.2 POWER AND AUTHORITY. Each of the Sellers has taken all action necessary to authorize the execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby. Each Seller has the requisite competence and authority to execute and deliver this Agreement, to perform his, her or its respective obligations hereunder and to consummate the transactions contemplated hereby.

     6.3 ENFORCEABILITY. This Agreement has been duly executed and delivered by each Seller, and constitutes the legal, valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

     6.4    CAPITALIZATION.

               (a) Schedule 6.4 sets forth for the Corporation, as of the date hereof: (i) the number of shares of capital stock authorized; (ii) the number of shares of capital stock issued and outstanding; (iii) the number of shares of capital stock held in treasury; and (iv) the number of such shares which constitute voting or non-voting stock, and the identity of the holders of each. All outstanding shares of capital stock are duly authorized, validly issued, fully paid and non-assessable, and were not issued in violation of any preemptive, subscription or other right of any person to acquire securities. There are no outstanding subscriptions, options, convertible or exchangeable securities, preemptive rights, warrants, calls or agreements (other than this Agreement) relating to the capital stock or other obligations or commitments (contingent or otherwise) to issue, repurchase or otherwise acquire or retire any shares of capital stock of the Corporation. All shares of the Corporation's capital stock, whether or not currently outstanding, were issued in compliance (and if reacquired or cancelled by the Corporation, reacquired or cancelled in compliance) with all laws, including all federal and state securities laws. There are no voting trusts or other agreements, arrangements or understandings applicable to the exercise of voting or any other rights with respect to any shares of capital stock. There are no restrictions affecting the transferability of the capital stock. Each of the Sellers has good, marketable and indefeasible title to all of the capital stock and the absolute right, power and capacity to sell, assign, transfer and deliver all right, title and interest both legal and equitable, in and to the capital stock registered in his, her or its name as set forth in Schedule 6.4, to Purchaser, free and clear of all Liens, claims, charges, escrows, options, proxies, rights of first refusal, preemptive rights, mortgages, hypothecations, prior assignments, title retention agreements, indentures, security agreements or any other limitation, encumbrance or restriction of any kind. Except as set forth on Schedule 6.4, the Corporation has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interest therein or to pay any dividends or make any distribution with respect thereof. The Corporation has not lent or advanced any money to, or borrowed any money from, or guaranteed or otherwise become liable for any indebtedness or other obligations of, or acquired any capital stock, obligations or securities of, any Seller or any other person except as provided in Schedule 6.4.

               (b) Upon the completion of the transactions contemplated hereby, Purchaser will have good and marketable title to and ownership of the Shares free and clear of all Liens, claims, charges, escrows, options, proxies, rights of first refusal, preemptive rights, mortgages, hypothecations, prior assignments, title retention agreements, indentures, security agreements or any other limitation, encumbrance or restriction of any kind.

     6.5 SUBSIDIARIES. The Corporation does not presently own of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock, or any other equity interest in any corporation, association or business entity, nor is the Corporation, directly or indirectly, a participant in any joint venture, partnership or other non-corporate entity, except as provided in Schedule 6.5.

     6.6 NO VIOLATION. The execution and consummation of this Agreement will not: (i) contravene any provision of the articles of incorporation or bylaws of the Corporation (the "Charter Documents"); (ii) violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment or order of any Governmental Authority or of any arbitration award, which is either applicable to, binding upon or enforceable against the Corporation, its assets or securities, or any Seller; (iii) conflict with, result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right to terminate, amend, modify, abandon or accelerate, any Contract which is applicable to, binding upon or enforceable against any Seller or the assets or securities of the Corporation; (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the assets or securities of the Corporation; or (v) to the best of each of Seller's or the Corporation's knowledge, require the consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, any court or tribunal or any other Person, other than the filings made necessary pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

     6.7 NO COMMISSIONS. None of the Sellers or the Corporation has incurred any obligation for any finder's or broker's or agent's fees or commissions or similar compensation in connection with the transactions contemplated hereby.

     6.8 FINANCIAL STATEMENTS. The Sellers have delivered to Purchaser the financial statements of the Corporation for the years ending June 30, 1996, 1997 and 1998 and for the three (3) months ending September 30, 1998, including the notes thereto, (collectively, the "Financial Statements"), a copy of which is attached hereto as Schedule 6.8. The balance sheet dated as of September 30, 1998 of the Corporation included in the Financial Statements is referred to herein as the "Current Balance Sheet." The Financial Statements fairly present the financial position of the Corporation at each of the balance sheet dates and the results of operations for the periods covered thereby, and have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated, except as disclosed in
Schedule 6.8 and Note 6(a) to the Financial Statements for the years ended June 30, 1997 and 1998, (which Note 6(a) indicates that the Corporation did not account for the investment of certain common stock in Sepragen Corporation, a California corporation, by the equity method). The books and records of the Corporation fully and fairly reflect all transactions, properties, assets and liabilities of the Corporation. There are no material special or non-recurring items of income or expense during the periods covered by the Financial Statements, and the Current Balance Sheet does not reflect any write-up or revaluation increasing the book value of any assets, except as specifically disclosed in the notes thereto. The Financial Statements reflect all adjustments necessary for a fair presentation of the financial information contained therein.

     6.9 CHANGES SINCE THE CURRENT BALANCE SHEET. Except as provided in Schedule 6.9, since the date of the Current Balance Sheet, the Corporation has not: (i) issued any capital stock or other securities; (ii) made any distribution of or with respect to its capital stock or other securities or purchased or redeemed any of its securities; (iii) except in the ordinary course of business and consistent with its past practice, paid any bonus to or increased the rate of compensation of any of its officers or salaried employees, or amended any other terms of employment of such persons; (iv) sold, leased or transferred any of its properties or assets other than in the ordinary course of business; (v) made or obligated itself to make capital expenditures other than in the ordinary course of business consistent with past practice; (vi) made any payment in respect of its liabilities other than in the ordinary course of business consistent with past practice; (vii) incurred any obligations or liabilities (including any indebtedness) or entered into any transaction or series of transactions other than in the ordinary course of business, except for this Agreement and the transactions contemplated hereby; (viii) waived, cancelled, compromised or released any rights; (ix) made or adopted any change in its accounting practice or policies; (x) made any adjustment to its books and records other than in respect of the conduct of its business activities in the ordinary course consistent with past practice; (xi) entered into any transaction with any Affiliate other than transactions in the ordinary course of business consistent with past practice and except for the AES Transaction; (xii) entered into any employment agreement; (xiii) terminated, amended or modified any agreement;
(xiv) imposed any security interest or other Lien on any of its assets; (xv) delayed paying any account payable which is due and payable except to the extent being contested in good faith; (xvi) made or pledged any charitable contribution; (xvii) entered into any other transaction or was subject to any event which had or may have a Material Adverse Effect on the Corporation or the Business; (xviii) except as contemplated in this section, engaged in any other transaction out of the ordinary course of the Business; (xix) suffered or incurred any work interruptions, labor grievances, or claims filed, or any similar event which has or is reasonably likely to have a Material Adverse Effect on the Corporation or the Business; or (xx) agreed to do or authorized any of the foregoing.

     6.10 LITIGATION. Except as provided in Schedule 6.10, there is no action, suit, or other legal or administrative proceeding or governmental investigation pending or to any Seller's knowledge threatened against, by or affecting any Seller, the Corporation, the Business, or the assets of the Corporation, or which questions the validity or enforceability of this Agreement or the transactions contemplated hereby, and to any Seller's knowledge there is no basis for any of the foregoing. There are no outstanding orders, decrees or stipulations issued by any Governmental Authority in any proceeding to which the Controlling Shareholders or the Corporation is or was a party which have not been complied with in full or which continue to impose any material obligations on the Controlling Shareholders, the Corporation or the assets of the Corporation.

     6.11 LIABILITIES. Schedule 6.11 sets forth all liabilities or obligations, whether accrued, absolute, contingent or otherwise, including, without limitation, all indebtedness for borrowed money and capitalized lease obligations (including the outstanding principal amount and accrued but unpaid interest and the name of the lender) owed to a bank or any other Person by the Corporation not reflected on the Current Balance Sheet, including: (i) liabilities and obligations existing on the date hereof, incurred in the ordinary course of business consistent with past practice since the date of the Current Balance Sheet; and (ii) liabilities incurred in the ordinary course of business prior to the date of the Current Balance Sheet which were not required to be recorded thereon, including but not limited to liabilities arising out of guarantees, repurchases of any of the Corporation's securities, and indemnification agreements (the liabilities and obligations referenced in (i) and (ii) above are referred to as the "Designated Liabilities"). Except as set forth in Schedule 6.11, none of the Designated Liabilities relates to any breach of contract, breach of warranty, tort infringement, or violation of law, and none arose out of any action, suit, claim, governmental investigation, or arbitration proceeding.

     6.12 BANK ACCOUNTS. Schedule 6.12 sets forth the account numbers and names of each bank, broker or other depository institution at which the Corporation maintains a depository account, and the names of all persons authorized to withdraw funds from each such account.

     6.13   ENVIRONMENTAL MATTERS.

          (a) Except as provided in Schedule 6.13(a), and to the best of each of the Corporation's and the Controlling Shareholders' knowledge, during the ten
(10) year period immediately preceding the Closing Date the Corporation: (i) has not caused, allowed to be caused or permitted, either by action or inaction, a release, discharge, spill or leak, or a threatened release, discharge, spill or leak, of any Hazardous Substance on, into or beneath the surface of any Owned or Lease Property, nor is there presently occurring, a release, discharge, spill or leak, or discharge of any Hazardous Substance on, into or beneath the surface of the Owned or Lease Property; (ii) has not received any notice from any federal or state agency having jurisdiction over the Business, its operations, properties or assets or responsibility for the enforcement of Environmental, Health and Safety Laws (as defined in this Section) of any violation of any Environmental, Health and Safety Laws by the Corporation or its officers or employees, including, without limitation, Environmental, Health and Safety Laws relating to discharges or releases into the ground water, surface water and soil, emissions into the ambient air and the generation, storage, treatment, transportation, labeling, handling, manufacturing, use or disposal of Hazardous Substances (as defined herein) or other Waste (as described herein); (iii) except for minor occurrences, events or matters that have not had, or would not be reasonably expected to have, a materially adverse impact on the Corporation or have not resulted, or would not be reasonably expected to result in the assessment of a material fine or penalty, has not failed to report any condition, circumstance, event or occurrence, including, without limitation, any release, discharge, spill or leak at the Owned Land or any other of its facilities or in connection with any of its operations or conduct of the Business that was required to be reported under any of the Environmental, Health and Safety Laws; (iv) except for minor occurrences, events or matters that have not had, or would not be reasonably expected to have, a materially adverse impact on the Corporation or have not resulted, or would not be reasonably expected to result in the assessment of a material fine or penalty has conducted its operations at the Owned Land and its other facilities in material compliance with all applicable Environmental, Health and Safety Laws; (v) is not currently liable for, nor are the Corporation or the Controlling Shareholders aware of any pending or threatened penalties, fines or forfeitures for failure to comply with any Environmental, Health and Safety Laws; and (vi) has complied with, and is currently in compliance with all notice, record keeping and reporting requirements of all Environmental, Health and Safety Laws, and has complied with all informational requests or demands arising under the Environmental, Health and Safety Laws.

               (b) Except as provided in Schedule 6.13(b), and to the best of the Corporation's and the Controlling Shareholders' knowledge, the Corporation:
(i) has not generated, manufactured, used, transported, transferred, stored, handled, treated, recycled, reclaimed, or disposed of, nor has it allowed or arranged for any third parties to generate, manufacture, use, transport, transfer, store, handle, treat, recycle, reclaim, or dispose of, Hazardous Substances or other Waste to or at any location other than a site lawfully permitted to receive such Hazardous Substances or other Waste for such purposes, nor has it performed, arranged for or allowed by any method or procedure such generation, manufacture, use, transportation, transfer, storage, treatment, recycling, reclamation, spillage, leakage, dumping, discharge, release or disposal in contravention of any Environmental, Health and Safety Laws; and (ii) has not allowed any third parties to generate, manufacture, use, store, handle, treat, recycle, reclaim, spill, leak, dump, discharge, release or dispose of Hazardous Substances or other Waste upon property owned or leased by it, except as permitted by law. For purposes of this
Section 6.13, the term "Hazardous Substances" shall be construed broadly to include any toxic, infectious, medical, radioactive, or hazardous substance, material, or waste, and any other contaminant, pollutant or constituent thereof, whether liquid, solid, semi-solid, sludge and/or gaseous, including, without limitation, chemicals, compounds, by-products, pesticides, asbestos-containing materials, petroleum or petroleum products, and polychlorinated biphenyls, the presence of which requires investigation or remediation under any Environmental, Health and Safety Laws or which are or become regulated, listed or controlled by, under or pursuant to any Environmental Health and Safety Laws. For purposes of this section, the term "Waste" shall be construed broadly to include agricultural wastes, biological wastes, bulky wastes, industrial solid wastes, liquid wastes, recyclable materials, sludge, solid wastes, special wastes, and used oils.

               (c) Except as provided in Schedule 6.13(c), and to the best of the Corporation's and the Controlling Shareholders' knowledge, the Corporation:
(i) has not generated, handled, manufactured, treated, stored, used, recycled, reclaimed, shipped, transported, transferred, or disposed of, nor has it allowed or arranged, by contract, agreement or otherwise, for any third parties to generate, handle, manufacture, treat, store, use, ship, transport, transfer or dispose of, any Hazardous Substance or other Waste to or at a site which pursuant to CERCLA or any similar law of the states of California, Washington, Oregon, Nevada, New Mexico, Utah or Arizona; has been placed on the National Priorities List or its state equivalent; or as to which the Environmental Protection Agency or the relevant state agency has notified the Corporation that it has proposed or is proposing to place on the National Priorities List or its state equivalent; (ii) has received no notice, and neither the Corporation nor any of the Sellers has knowledge of any facts which could give rise to any notice, that the Corporation is a potentially responsible party for a federal or state environmental cleanup site or for corrective action under CERCLA, RCRA or any other applicable Environmental Health and Safety Laws; (iii) has not submitted nor was required to submit any notice pursuant to Section 103(c) of CERCLA with respect to the Corporation's facilities; (iv) has not received any written or oral request for information in connection with any federal or state environmental cleanup site, or in connection with any of the real property or premises where the Corporation has transported, transferred or disposed of other Wastes; (v) has not been required to undertake, nor has it undertaken, any response or remedial actions or clean-up actions of any kind at the request of any Governmental Authorities or at the request of any other third party; and
(vi) has no liability under any Environmental, Health and Safety Laws for personal injury, property damage, natural resource damage, or clean up obligations.

               (d) Except in the ordinary course of its business, and/or as listed on Schedule 6.13(d), the Corporation does not use, nor has it used, any Aboveground Storage Tanks, and does not use, nor has it ever used any Underground Storage Tanks, containing hazardous materials, petroleum products, or wastes or other hazardous substances regulated by 40 C.F.R. 280 or other applicable law, and to the best of the Corporation's and the Controlling

Shareholders' knowledge, there are not now nor have there ever been any Underground Storage Tanks at the Corporation's facilities. For purposes of this section, the terms "Aboveground Storage Tanks" and "Underground Storage Tanks" shall have the meanings given them in Section 6901 ET SEQ. as amended, of RCRA, or any applicable state or local statute, law, ordinance, code, rule, regulation, order ruling, or decree governing Aboveground Storage Tanks or Underground Storage Tanks.

               (e) For purposes of this section, the terms "release", "discharge", "spill" or "leak" shall have the meanings given them in the Environmental, Health and Safety Laws . As used in this Agreement, "Environmental, Health and Safety Laws" means all federal, state, regional or local statutes, laws, rules, regulations, codes, orders, plans, injunctions, decrees, rulings, and changes or ordinances or judicial or administrative interpretations thereof currently in existence any of which govern (or purport to govern) or relate to pollution, protection of the environment, public health and safety, air emissions, water discharges, hazardous or toxic substances, solid or hazardous waste or occupational health and safety, as any of these terms are or may be defined in such statutes, laws, rules, regulations, codes, orders, plans, injunctions, decrees, rulings and ordinances, or judicial or administrative interpretations thereof, including, without limitation, the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and subsequent Hazardous and Solid Waste Amendments of 1984 (collectively, "RCRA"); the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendment and Reauthorization Act (collectively, "CERCLA"); the Hazardous Materials Transportation Act; the Toxic Substances Control Act; the Clean Air Act; the Clean Water Act; the Federal Insecticide, Fungicide and Rodenticide Act, as amended ("FIFRA"); the Emergency Planning and Community Right-to-Know Act of 1986, as amended ("EPCRA") and the Occupational Safety and Health Act of 1970, as amended ("OSHA").

               (f) Schedule 6.13(f) identifies the operations and activities, and locations thereof, which have been conducted and are being conducted by the Corporation at its facilities which have involved the generation, accumulation, storage, treatment, transportation, labeling, handling, release, reclamation, manufacturing, use or off-site disposal of Hazardous Substances.

               (g) Schedule 6.13(g) identifies each third party treatment or disposal facility or location to which the Corporation has transported, hauled, or disposed of Waste regulated by the Environmental, Health, and Safety Laws over the past five (5) years and the types of Waste transported, hauled, or disposed of to each such location. For purposes of this Section 6.13(g), the definition of "Waste" shall not include non-hazardous municipal solid waste of the kind normally generated by office, lunchroom and similar activities which is generated by the Corporation in the operation of its Business, including the business of AES.

      6.14 REAL PROPERTY, LEASES AND SIGNIFICANT PERSONAL PROPERTY. Schedule
6.14 sets forth:

                (a) All real and personal property owned by the Corporation or used by the Business as of the Current Balance Sheet date, included on the Current Balance Sheet, all of which is included in the accounts reflected on the Current Balance Sheet;

               (b) All other real and personal property of the Corporation acquired since the Current Balance Sheet date; and

               (c) All leases for real and personal property to which the Corporation is a party, including in each case true, complete and correct copies of all such leases and including an indication as to which real and personal property is currently owned, or was formerly owned, by any of the Sellers. All of the material machinery and equipment and all other tangible assets of the Corporation are in good working order and condition, ordinary wear and tear excepted, and have been maintained in accordance with industry practice. All leases set forth in Schedule 6.14, are in full force and effect and constitute valid and binding agreements of the Corporation and constitute valid and binding agreements of the other parties thereto in accordance with their respective terms, and all fixed assets used by the Corporation are either owned by the Corporation or leased under a valid agreement. Schedule 6.14 also sets forth a summary description of all plans or projects involving the opening of new operations or the acquisition of any real property or existing business, with respect to which the Corporation has made any material expenditure in the one
(1) year period prior to the date of the Agreement, or entered into a written commitment therefor, which if pursued by the Corporation would require additional expenditures of capital.

     6.15   GOOD TITLE, ADEQUACY AND CONDITION.

               (a) Except as set forth on Schedule 6.15(a), the Corporation has, and at Closing will have, good and marketable title to the assets of the Corporation with full power to sell, transfer and assign the same, free and clear of any Lien, except for Liens relating to indebtedness that will be paid at time of Closing.

               (b) The assets of the Corporation constitute, in the aggregate, all of the assets and properties necessary for the conduct of the Business in the manner in which and to the extent to which such business is currently being conducted and, except as provided in Schedule 6.15(b), include, without limitation, all tangible and intangible assets owned by the Corporation including all vehicles, equipment and inventory (more particularly described in Schedule 6.15(b)), and all Contracts, customer lists, intellectual property, cash and accounts receivable, and licenses and permits of the Corporation.

     6.16 COMPLIANCE WITH LAWS. Except as provided in Schedule 6.16 and to the best of the Corporation's and the Controlling Shareholders' knowledge, the Corporation is in compliance with all laws and regulations and is not in violation of any order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over the Corporation and there are no claims, actions, suits or proceedings pending or, to the knowledge of the Corporation or any of the Sellers, threatened, against or affecting the Corporation or the Business, at law or in equity, before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over any of them, and no notice of any such claim, action, suit or proceeding, whether pending or threatened, has been received.

     6.17   EMPLOYEE BENEFIT PLANS.

               (a) Schedule 6.17 contains a list setting forth each employee benefit plan or arrangement of the Corporation, including, but not limited to, employee profit sharing plans, as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), multiemployer plans, as defined in Section 3(37) of ERISA, employee welfare benefit plans, as defined in Section 3(l) of ERISA, deferred compensation plans, stock option plans, bonus plans, stock purchase plans, hospitalization, disability and other insurance plans, severance or termination pay plans and policies, whether or not described in Section 3(3) of ERISA, in which employees, their spouses or dependents, of the Corporation participate ("Employee Benefit Plans") (true and accurate copies of which, together with the most recent annual reports on Form 5500 and summary plan descriptions with respect thereto, were furnished to Purchaser). With respect to each Employee Benefit Plan: (i) each has been administered in all material respects in compliance with its terms and with all applicable laws, including, but not limited to, ERISA and the Code, except as set forth in Schedule 6.17; (ii) no actions, suits, claims or disputes are pending, or to the Corporation's or any Seller's knowledge threatened; (iii) no audits, inquiries, reviews, proceedings, claims, or demands are pending with any governmental or regulatory agency; (iv) to the Corporation's or any Seller's knowledge there are no facts which could give rise to any material liability in the event of any investigation, claim, action, suit, audit, review, or other proceeding; (v) all material reports, returns, and similar documents required to be filed with any governmental agency or distributed to any plan participant have been duly or timely filed or distributed; and (vi) no "prohibited transaction" has occurred within the meaning of the applicable provisions of ERISA or the Code.

               (b) QUALIFIED PLANS. With respect to each Employee Benefit Plan intended to qualify under Code Section 401(a) or 403(a): (i) the Internal Revenue Service has issued a favorable determination letter, true and correct copies of which have been furnished to Purchaser, that such plans are qualified and exempt from federal income taxes; (ii) no such determination letter has been revoked nor has revocation been threatened, nor has any amendment or other action or omission occurred with respect to any such plan since the date of its most recent determination letter or application therefor in any respect which would adversely affect its qualification or materially increase its costs; (iii) no such plan has been amended in a manner that would require security to be provided in accordance with Section 401(a)(29) of the Code; and (iv) no reportable event (within the meaning of Section 4043 of ERISA) has occurred, other than one for which the thirty (30) day notice requirement has been waived; and (v) as of the Closing Date, the present value of all liabilities that would be "benefit liabilities" under Section 4001(a)(16) of ERISA if benefits described in Code Section 41l(d)(6)(B) were included will not exceed the then current fair market value of the assets of such plan (determined using the actuarial assumptions used for the most recent actuarial valuation for such plan).

               (c) OTHER LIABILITIES. None of the Employee Benefit Plans obligates the Corporation to pay separation, severance, termination or similar benefits solely as a result of any transaction contemplated by this Agreement or solely as a result of a "change of control" (as such term is defined in Section 280G of the Code), all required or discretionary (in accordance with historical practices) payments, premiums, contributions, reimbursements, or accruals for all periods ending prior to or as of the Closing shall have been made or properly accrued on the Current Balance Sheet of the Corporation as of the Closing, and none of the Employee Benefit Plans has any unfunded liabilities which are not reflected on the Current Balance Sheet of the Corporation.

     6.18 TAX RETURNS AND EXAMINATIONS. Except as provided in Schedule 6.18, with respect to Tax Returns and Examinations: (i) all Tax Returns required to have been filed by or with respect to the Corporation and any affiliated, combined, consolidated, unitary or similar group of which the Corporation is or was a member (a "Relevant Group") with any Governmental Authority have been duly filed, and each such Tax Return correctly and completely reflects the income, franchise or other tax liability and all other information, including the tax basis and recovery periods for assets, required to be reported thereon; (ii) the Corporation has furnished or made available to Purchaser complete and accurate copies of all income and franchise tax returns, and any amendments thereto, filed by the Corporation for all taxable years ending on or after June 30, 1995;
(iii) all Taxes (whether or not shown on any Tax Return and whether or not assessed) owed by the Corporation have been paid; (iv) the provisions for Taxes due by the Corporation (as opposed to any reserve for deferred Taxes established to reflect timing differences between book and tax income) in the Financial Statements are sufficient for, and adequate to cover, all unpaid Taxes of the Corporation as of such date; (v) the Corporation is not a party to any current agreement extending the time within which to file any Tax Return; (vi) no claim has ever been made by any Taxing Authority in a jurisdiction in which the Corporation does not file Tax Returns that it is or may be subject to taxation by that jurisdiction; (vii) the Corporation has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party; (viii) the Sellers do not expect any Governmental Authority to assess any additional Taxes against or in respect of the Corporation for any past period; (ix) there is no dispute or claim concerning any tax liability of the Corporation either
(a) claimed or raised by any Governmental Authority or (b) otherwise known to the Corporation or any of the Sellers; (x) no issues have been raised in any examination by any Governmental Authority with respect to which, by application of similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined; (xi) Schedule 6.18 lists all federal, state, local and foreign income Tax Returns filed by or with respect to the Corporation for all taxable periods ended on or after June 30, 1995, and indicates those tax returns that currently are the subject of audit; (xii) the Corporation has delivered to Purchaser complete and correct copies of all federal, state, local and foreign income Tax Returns filed by, and all Tax examination reports and statements of deficiencies assessed against or agreed to by, the Corporation since June 30, 1995; (xiii) the Corporation has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency; (xiv) the Corporation has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could require it to make any payments, that would not be deductible by reason of the application of Section 280G of the Code; (xv) the Corporation is not a party to any Tax allocation or sharing agreement; (xvi) none of the assets of the Corporation constitutes tax-exempt bond-financed property or tax-exempt use property, within the meaning of Section 168 of the Code; (xvii) the Corporation is not a party to any "safe harbor lease" that is subject to the provisions of Section 168(f)(8) of the Code as in effect prior to the Tax Reform Act of 1986, or to any "long-term contract" within the meaning of
Section 460 of the Code; (xviii) the Corporation is not a party to any joint venture, partnership or other arrangement that is treated as a partnership for federal income Tax purposes; (xix) there are no accounting method changes, or proposed or threatened accounting method changes, of the Corporation that could give rise to any adjustment under Section 481 of the Code for periods after the Closing Date; (xx) the Corporation has not received any written ruling of a Governmental Authority related to Taxes or entered into any written and legally binding agreement with a Governmental Authority relating to Taxes; (xxi) the Corporation has substantial authority for the treatment of, or has disclosed (in accordance with Section 6662(d)(2)(ii) of the Code) on its federal income Tax Returns, all positions taken on its relevant federal income Tax Returns that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662(d) of the Code; (xxii) the Corporation has no liability for Taxes of any Person other than the Corporation (a) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), (b) as a transferee or successor, (c) by contract or (d) otherwise; (xxiii) no consent has been filed relating to the Corporation pursuant to
Section 341(f) of the Code, nor has the Corporation made any tax election that would materially increase the amount of Taxes payable by the Corporation in any period after the Closing; and (xxiv) the Corporation's election to be treated as an "S Corporation" pursuant to Section 1362(a) of the Code is currently valid and, with respect to Tax Returns for taxable periods ended on or after June 30, 1998, Seller is not aware of any facts which could form the basis for the termination of such election.

     6.19 INSURANCE. Attached as Schedule 6.19 are complete and accurate copies as of the date hereof of all insurance policies carried by the Corporation and an accurate list of all insurance loss runs and workers' compensation claims received for the past three (3) policy years. The Corporation and the Business are covered by valid, outstanding and enforceable policies of insurance issued to the Corporation by reputable insurers covering its properties, assets and the Business (the "Insurance Policies"). All insurance policies are in full force and effect and shall remain in full force and effect through the Closing Date. The Corporation's insurance has never been cancelled and the Corporation has never been denied coverage. The Corporation has not failed to give, in a timely manner, any notice required under any of the Insurance Policies to preserve its rights thereunder.

     6.20 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as provided in Schedule 6.20, since June 30, 1998, there has not been: (i) any Material Adverse Change in the business, operations, properties, condition (financial or other) or prospects of the Business, taken as a whole, and no factor or condition exists and no event has occurred that would be likely to result in any such change;
(ii) any material loss, damage, or other casualty to the assets of the Business; or (iii) any loss of the employment, services or benefits of any key employee of the Business. Since June 30, 1998, the Sellers have operated the Business in the ordinary course of business consistent with past practice and has not: (i) incurred or failed to pay or satisfy any material obligation or liability (whether accrued, contingent or otherwise) relating to the operations of the

Business except in the ordinary course of business consistent with past practice; (ii) incurred or failed to discharge or satisfy any Lien other than Liens arising in the ordinary course of business that do not, individually or in the aggregate, interfere with the use, operation, enjoyment or marketability of any of the assets of the Business, all of which shall be released as of the Closing Date; (iii) sold or transferred any of the assets of the Business or canceled any debts or claims or waived any rights material to the Business relating to the operations of the Business, except in the ordinary course of business consistent with past practices; (iv) defaulted on any material obligation relating to the Business; (v) entered into any transaction material to the Business, or materially amended or terminated any arrangement material to the Business or relating to the Business, except in the ordinary course of business consistent with past practice; or (vi) entered into any agreement or made any commitment to do any of the foregoing.

     6.21 INTELLECTUAL PROPERTY. Schedule 6.21 hereto sets forth a true and complete list of all of the Sellers' patents, patent applications, licenses, copyrights, copyright registrations, copyright registration applications, trade names, trademarks, trademark registrations, trademark applications, servicemarks, servicemark registrations and servicemark applications, trade secrets and similar rights, and any applications in respect thereto (the "Intellectual Property") used by the Sellers in whole or in part for the conduct of the Business as now conducted. All the Intellectual Property is owned by the Sellers free and clear of any and all Liens, and no licenses for the use of any of such rights have been granted by the Sellers or the Corporation to any third parties. All of such rights are valid and in good standing and are adequate and appropriate for the Business as now conducted. Except as listed on Schedule 6.21, all of such rights will be acquired by Purchaser at the Closing, and the transfer of and use by Purchaser of such rights will not require the consent of any other person. To the Sellers' and the Corporation's best knowledge, the operation of the Business does not infringe in any way on or conflict with any registered or unregistered patent, trademark, trade name, copyright, license or other right, of any person, and the Sellers do not license any such right from others. The Sellers do not know of any person who has wrongfully used, or threatened to use, any of the Intellectual Property. No claim is pending or threatened or has been made within the past five (5) years, to the effect that any such infringement or conflict has occurred. The Intellectual Property is adequate and appropriate for the Business as now conducted, and the Sellers' rights in the same are valid and subsisting. The Sellers have the full right to use their name in every jurisdiction where they do business.

     6.22 RECEIVABLES. Except as provided in Schedule 6.22, all of the receivables of the Corporation are valid and legally binding, represent bona fide transactions, and arose in the ordinary course of business of the Corporation. To the best of the Corporation's and the Controlling Shareholders' knowledge, all of such receivables are good and collectible receivables and will be collected in full in accordance with the terms of such receivables, without set-off or counterclaims; PROVIDED, HOWEVER, that to the extent that such receivables are not collected, the allowance for doubtful accounts contained in the June 30, 1998 Financial Statement is adequate based on the Corporation's historical experience.

     6.23 LICENSES AND PERMITS. Except as provided in Schedule 6.23, and to the best of the Corporation's and Controlling Shareholders' knowledge, the Corporation possesses all licenses and required governmental or official approvals, permits or authorizations (collectively, the "Permits") for its Business and operations. All Permits are valid and in full force and effect, the Corporation is in compliance in all material respects with their requirements, and no proceeding is pending or to the Corporation's or any Seller's knowledge threatened to revoke or amend any of the Permits. None of the Permits is or will be impaired or in any way affected by the execution and delivery of this Agreement or the transactions contemplated hereby.

     6.24 CONTRACTS AND CUSTOMER LISTS. Schedule 6.24 lists all customers and contracts of the Corporation that account for more than 1% of the Corporation's annual gross revenue, all contracts of the Corporation requiring payment or performance involving Ten Thousand Dollars ($10,000) or more, and all contracts and obligations with a term longer than one (1) year (collectively, the "Material Contracts"). All of the Material Contracts: (i) are valid and binding obligations of the parties; (ii) are not in default and will not become in default solely upon notice or the passage of time without curative action; and
(iii) will remain in full force and effect following the Closing, without requiring the consent of the other parties thereto and without causing a default, right to terminate or right to modify any terms under any such Material Contracts, notwithstanding any provisions in any such Material Contracts which may set forth a restriction or change in control of the Corporation. The Corporation has delivered to Purchaser true, complete and correct copies of all Material Contracts prior to Closing. None of the parties to the Material Contracts (which include all of the Corporation's significant Customers) has cancelled or substantially reduced or, to the knowledge of the Corporation or any of the Sellers, is currently attempting or threatening to cancel any Material Contract or substantially reduce utilization of the services provided by the Corporation, and the Corporation has complied with all commitments and obligations pertaining to any Material Contract, and is not in default under any such Material Contract, and no notice of default has been received.

     6.25 LABOR MATTERS. The Corporation has not been the subject of any election in respect of union representation of employees and is not bound by or subject to any arrangement with any labor union. No employees of the Corporation are or, within the preceding six (6) years have been, represented by any labor union or covered by any collective bargaining agreement and no campaign to establish such representation has ever occurred or is in progress. There is no pending, or to the Corporation's or any Seller's knowledge, threatened labor dispute involving the Corporation and any group of employees, nor has the Corporation experienced any labor interruptions over the past three (3) years. Set forth in Schedule 6.25 hereto is a list of all labor or collective bargaining units applicable to the Corporation, or with respect to which the Corporation is otherwise bound, together with all outstanding agreements with any such collective bargaining units. Except as set forth in Schedule 6.25, (i) the Corporation and the Controlling Shareholders are in compliance with all Applicable Laws respecting employment and employment practices, terms and conditions of employment, age and sex discrimination, and Applicable Laws respecting wages and hours; (ii) the Corporation and the Controlling Shareholders have not engaged, and are not now engaging, in any unfair labor practice or other unlawful employment practice; (iii) no unfair labor practice complaints have been filed against the Corporation or the Sellers with any governmental or regulatory agency; (iv) the Corporation and the Sellers have not received any notice or communication reflecting an intention or threat to file any such complaint; (v) no person has made any claim against the Corporation or the Sellers arising out of any Applicable Laws relating to discrimination with respect to employees or employment practices; and (vi) there is no strike, work stoppage or labor disturbance pending or threatened against or involving the Corporation or the Sellers or any group of employees of the Corporation or the Sellers.

     6.26 GOVERNMENTAL CONTRACTS SUBJECT TO PRICE REDETERMINATION OR RENEGOTIATION. The Corporation is not now a party to any governmental contracts subject to price redetermination or renegotiation during their current term.

     6.27 OFFICERS, DIRECTORS AND KEY EMPLOYEES, EMPLOYMENT AGREEMENTS, COMPENSATION. Schedule 6.27 sets forth an accurate list showing all officers, directors and key employees of the Corporation, listing all employment agreements with such officers, directors and key employees and the rate of compensation (and the portions thereof attributable to salary, bonus and other compensation, respectively) of each of such persons. Schedule 6.27 any increase in compensation or any special bonus payable to any officer, director, key employee or other employee. There is no pending or threatened labor dispute involving the Corporation and any group of its employees, nor has the Corporation experienced any labor interruptions over the past three (3) years.

     6.28 PREDECESSOR STATUS, ETC. There have been no predecessor corporations for the past five (5) years of the Corporation. The Corporation has not been a subsidiary or division of another corporation or part of an acquisition which was later rescinded.

     6.29 SPIN-OFF BY THE CORPORATION. Within the preceding two (2) years, there has not been any sale, spin-off or split-up of material assets of the Corporation or any other person or entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Corporation other than in the ordinary course of business. If the Sellers become aware of any fact or circumstance which would change a representation or warranty of the Sellers in this Agreement, the party with such knowledge shall immediately give notice of such fact or circumstance to Purchaser. However, such notification shall not relieve the Sellers of their obligations under this Agreement, and at the sole option of Purchaser, the truth and accuracy of any and all warranties and representations of the Sellers at the date of this Agreement shall be a precondition to the consummation of this transaction.

     6.30 RECORDS OF THE CORPORATION. The copies of the articles of incorporation and bylaws of the Corporation which were provided to Purchaser are true, accurate and complete and reflect all amendments made through the date of this Agreement. The minute books for the Corporation made available to Purchaser for review were correct and complete in all material respects as of the date of such review, no further entries have been made through the date of this Agreement, such minute books contain the true signatures of the persons purporting to have signed them, and such minute books contain an accurate record of all material corporate actions of the shareholders and directors (and any committees thereof) of the Corporation taken by written consent or at a meeting since incorporation. All material corporate actions taken by the Corporation have been duly authorized or ratified. All accounts, books, ledgers and official and other records of the Corporation have been fully, properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained therein. The stock ledgers of the Corporation, as previously made available to Purchaser, contain accurate and complete records of all issuances, transfers and cancellations of shares of the capital stock of the Corporation.

     6.31 ACCURACY OF INFORMATION FURNISHED BY THE CORPORATION AND THE SELLERS. No statement or information contained in this Agreement and the various Schedules and Annex attached hereto or in any certificate furnished to Purchaser pursuant hereto, contains or shall contain any untrue statement of a fact or omits or shall omit any fact necessary to make the information contained therein not misleading. The Sellers have provided Purchaser with true, accurate and complete copies of all documents listed or described in the various Schedules attached hereto. If the Sellers become aware of any fact or circumstance which would change a representation or warranty of Seller in this Agreement, the party with such knowledge shall immediately give notice of such fact or circumstance to Purchaser. However, such notification shall not relieve the Sellers of their obligation under this Agreement, and at the sole option of Purchaser, the truth and accuracy of any and all warranties and representations of Seller at the date of this Agreement shall be a precondition to the consummation of this transaction.

     6.32 SURVIVAL. Each of the representations and warranties set forth in this
Article 6 shall survive the Closing.

                                  ARTICLE 7

                   CONDUCT OF BUSINESS PENDING THE CLOSING

     7.1 CONDUCT OF BUSINESS BY THE CORPORATION PENDING THE CLOSING. Except as provided in Schedule 7.1, the Corporation and the Controlling Shareholders, jointly and severally, covenant and agree that, except as otherwise expressly required or permitted by the terms of this Agreement, between the date of this Agreement and the Closing, the Business of the Corporation shall be conducted only in, and the Corporation shall not take any action except in, the ordinary course of business consistent with past practice. The Corporation and the Sellers shall use its or their reasonable best efforts to preserve intact the Corporation's business organizations, to keep available the services of its current officers, employees and consultants, and to preserve its present relationships with customers, suppliers and other Persons with which it has business relations. By way of amplification and not limitation, the Corporation shall not, except as expressly required or permitted by the terms of this Agreement between the date of this Agreement and the Closing, directly or indirectly, do or propose or agree to do any of the following without the prior written consent of Purchaser:

               (a) amend or otherwise change its Charter Documents;

               (b) issue, sell, pledge, dispose of, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of any of its assets, tangible or intangible, except in the ordinary course of business consistent with past practice; or any shares of its capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock;

               (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or other securities;

               (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other securities;

               (e) sell, lease or transfer any of its properties or assets (other than in the ordinary course of business consistent with past practice), or acquire (including, without limitation, for cash or shares of stock, by merger, consolidation or acquisition of stock or assets) any interest in any corporation, partnership or other business organization or division thereof or any assets; or make any investment either by purchase of stock or securities, contributions of capital or property transfer, or purchase any property or assets of any other Person (except in the ordinary course of business consistent with past practice); make or obligate itself to make capital expenditures out of the ordinary course of business consistent with past practice; other than in the ordinary course of business consistent with past practice, incur any obligations or liabilities including, without limitation, any indebtedness for borrowed money, issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances, modify, terminate, amend or enter into any Contract other than as expressly required or permitted herein or in the ordinary course of business consistent with past practice, or impose any security interest or other Lien on any of its assets other than in the ordinary course of business consistent with past practice;

               (f) pay any bonus to its officers or employees, or increase the compensation payable or to become payable to its officers or employees or, except as presently bound to do, grant any severance or termination pay to, or enter into any employment or severance agreement with, any of its directors, officers or employees, or establish, adopt, enter into or amend or take any action to accelerate any rights or benefits which any collective bargaining, bonus, profit sharing trust, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

               (g) take any action with respect to accounting policies or procedures other than in the ordinary course of business and in a manner consistent with past practices;

               (h) pay, discharge or satisfy any existing claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of due and payable liabilities reflected or reserved against in the Financial Statements, as appropriate, or liabilities incurred after the date thereof in the ordinary course of business and consistent with past practice or delay paying any amount payable beyond forty-five (45) days following the date on which it is due, except as set forth in Schedule 7.1(h);

               (i) enter into any transaction or agreement with any of the Sellers or an Affiliate thereof except for such transactions or agreements expressly permitted herein;

               (j) make or pledge any charitable contributions; or

               (k) agree, in writing or otherwise, to take or authorize any of the foregoing actions or any action which would make any representation or warranty in Article 6 untrue or incorrect in any respect.

                                  ARTICLE 8

               CERTAIN AGREEMENTS AND COVENANTS OF THE PARTIES

     8.1 FURTHER ASSURANCES. Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby and to satisfy the conditions set forth in Articles 9 and 10. The Sellers shall cause the Corporation to comply with all of the covenants of the Corporation under this Agreement. The Sellers covenant and agree to deliver to Purchaser at the Closing the certificates, opinions and other documents required to be delivered to Purchaser pursuant to Article 9, and Purchaser covenants and agrees to deliver to the Sellers the certificates and other documents required to be delivered to the Sellers pursuant to Article 10.

     8.2 CONFIDENTIALITY, PUBLICITY. Except as required by law, neither party shall disclose the terms of this transaction to any third party nor make any public announcement related to this Agreement or the transactions contemplated hereby without the prior written approval of the other party hereto, which approval shall not be unreasonably withheld. The disclosing party shall provide the other party with a copy of all public announcements proposed to be made by such party which relate to this Agreement or the transactions contemplated hereby prior to the release of such announcements to the public.

     8.3 NO OTHER DISCUSSIONS. Until this Agreement is terminated as herein provided, none of the Sellers, the Corporation or their respective Affiliates, employees, agents and representatives will: (i) initiate, encourage the initiation by others of discussions or negotiations with third parties or respond to solicitations by third persons relating to any merger, sale or other disposition of any substantial part of the assets, the Business or the properties of the Corporation (whether by merger, consolidation, sale of stock, sale of assets, or otherwise); or (ii) enter into any agreement or commitment (whether or not binding) with respect to any of the foregoing transactions. The Sellers will immediately notify Purchaser if any third party attempts to initiate any solicitation, discussion or negotiation with respect to any of the foregoing transactions.

     8.4 DUE DILIGENCE INVESTIGATION. Purchaser shall be entitled to conduct, prior to Closing, a due diligence investigation of the Corporation, its assets and the Business, including the review of matters set forth on all Schedules to this Agreement in their final form. The Corporation shall provide Purchaser and its designated agents and consultants with reasonable access during normal business hours to the Corporation's Business and its assets and all books, records, documents, correspondence and other materials ("Proprietary Documents") related thereto which Purchaser, its agents and consultants reasonably require to conduct such due diligence review; PROVIDED, HOWEVER, that without the prior consent of the Corporation, Purchaser shall not contact, interview, meet, solicit or otherwise discuss the transactions contemplated by this Agreement with any customers, employees or suppliers of the Corporation. Purchaser agrees to keep strictly confidential and not to disclose to third parties all or any portion of Proprietary Documents. Upon termination of this Agreement, Purchaser shall return all Proprietary Documents, copies, extracts, and summaries thereof, in any form or medium, in its possession, to the Corporation.

     8.5 COVENANT NOT TO COMPETE. In order to assure that Purchaser will realize the benefits of the transactions contemplated hereby, H. Michael Schneider, Lisa
L. Schneider, Peter D. Schneider, Thomas R. Schneider, Barbara Morrison, Michael
R. Schneider, Laura Schneider, Loreen Schneider, and John Morrison agree with Purchaser that such Sellers will not, except as otherwise expressly set forth in
Schedule 8.5, directly or indirectly, alone or as a partner, joint venturer, officer, director, employee, consultant, agent, independent contractor, trustee, custodian, fiduciary, lender or security holder of any company, business, or entity, or otherwise:

               (a) for a period of five (5) years following the Closing Date, engage in, or finance or provide financial assistance with respect to, any business activity currently conducted by the Corporation or AES, or conducted by either of them in the preceding three (3) years, including without limitation, the Business in the Restricted Territory; PROVIDED, HOWEVER, that the beneficial ownership of less than five percent (5%) of the shares of stock of any corporation having a class of equity securities actively traded on a national securities exchange or over-the-counter market shall not be deemed, in and of itself, to violate the prohibitions of this section;

               (b) for a period of five (5) years following the Closing Date, directly or indirectly: (i) induce any Person which is a customer of Purchaser, its subsidiaries (including the Corporation and AES), and their respective Affiliates, successors or assigns (collectively, the "U S Liquids Companies") to patronize any business directly or indirectly in competition with the Business as conducted by the U S Liquids Companies in the Restricted Territory; (ii) canvass, solicit or accept from any Person which is a customer of the U S Liquids Companies in the Restricted Territory, any such competitive business; or
(iii) request or advise any Person which has a business relationship with the U S Liquids Companies in the Restricted Territory to withdraw, curtail or cancel any such Person's business with such entity;

               (c) for a period of five (5) years following the Closing Date, directly or indirectly employ, or solicit the employment of, any person who was employed by the Corporation (including AES), or the U S Liquids Companies at or within the prior six (6) months, or in any manner seek to induce any such person to leave his or her employment; PROVIDED, HOWEVER, that the Sellers may hire any employee that is terminated by Purchaser; and

               (d) at any time following the Closing Date, directly or indirectly, in any way utilize, disclose, copy, reproduce or retain in his or her possession the Corporation's proprietary rights or records, including, but not limited to, any of its customer lists.

      The Sellers agree and acknowledge that the restrictions contained in this
Section 8.5 are reasonable in scope and duration and are necessary to protect the U S Liquids Companies after the Closing. The parties agree and acknowledge that any breach of this section will cause irreparable damage to the U S Liquids Companies and upon breach of any provision of this section, the U S Liquids Companies shall be entitled to injunctive relief, specific performance or other equitable relief; PROVIDED, HOWEVER, that, this shall in no way limit any other remedies which the U S Liquids Companies may have (including, without limitation, the right to seek monetary damages). Purchaser and each of the Sellers hereby agrees that Purchaser may assign, without limitation, the foregoing restrictive covenants to its affiliates or to any successor to Purchaser's business.

     8.6 RELATED PARTY AGREEMENTS. Set forth in Schedule 8.6 are all of the existing agreements between the Corporation and the Sellers or their Affiliates and unless otherwise stated, such agreements shall continue to survive after the Closing.

     8.7 COOPERATION. Each of the parties agrees to cooperate with the others in the preparation and filing of all forms, notifications, reports and information, if any, required or reasonably deemed advisable pursuant to any law, rule or regulation or the rules of The American Stock Exchange (or any exchange on which the common stock of Purchaser may be listed) in connection with the transactions contemplated by this Agreement and to use their respective best efforts to agree jointly on a method to overcome any objections by any Governmental Authority to any such transactions.

     8.8 OTHER ACTIONS. Prior to the Closing, each of the parties hereto shall take all appropriate actions, and do, or cause to be done, all things necessary, proper or advisable under any applicable laws, regulations and contracts to consummate and make effective the transactions contemplated herein, including, without limitation, obtaining all licenses, permits, consents, approvals, authorizations, qualifications and orders of any Governmental Authority and parties to Contracts with the Corporation as are necessary for the consummation of the transactions contemplated hereby. Each of the parties shall make on a prompt and timely basis all governmental or regulatory notifications and filings required to be made by it for the consummation of the transactions contemplated hereby. The parties also agree to use best efforts to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby and to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby.

     8.9 NOTIFICATION OF CERTAIN MATTERS. The Sellers shall give prompt notice to Purchaser of the occurrence or non-occurrence of any event which would likely cause any representation or warranty contained herein to be untrue or inaccurate, or any covenant, condition, or agreement contained herein not to be complied with or satisfied.

     8.10 PAYOFF AND ESTOPPEL LETTERS. Prior to the Closing, the Sellers shall request and deliver to Purchaser, with respect to any Indebtedness that may be paid off by the Corporation within sixty (60) days after the Closing, payoff and estoppel letters from such holders of any Indebtedness of the Corporation, which letters shall contain payoff amounts, per diem interest, wire transfer instructions and an agreement to deliver to Purchaser, upon full payment of any such Indebtedness, UCC-3 termination statements, satisfactions of mortgage or other appropriate releases and any original promissory notes or other evidences of indebtedness marked canceled.

     8.11 CORPORATION CAPITAL STOCK; RELEASES. At the Closing, each Seller covenants and agrees to deliver to Purchaser: (i) all certificates evidencing the Shares duly endorsed to Purchaser by the Sellers; and (ii) a release in such form as is reasonably satisfactory to Purchaser releasing all claims of any nature against the Corporation, if any, existing or relating to events prior to the Closing Date.

     8.12 TRADING IN U S LIQUIDS COMMON STOCK. From the date of this Agreement until the Closing Date, the Sellers and the Corporation (and any Affiliates thereof) shall not directly or indirectly purchase or sell (including short sales) any shares of U S Liquids Common Stock.

     8.13 SECTION 338(H)(10) ELECTION. Purchaser and the Sellers agree to make the election (the "Election") provided for by Section 338(h)(10) of the Code with respect to the sale of the Shares, to cooperate with each other in taking every action necessary to make the Election and to report the transactions contemplated by this Agreement in a manner consistent with the Election and to take no positions inconsistent with the Election.

     8.14 GUARANTEE SUBSTITUTION. Prior to Close, the Corporation shall have obtained insurance or other financial assurances to replace certain letters of credit guaranteed by H. Michael Schneider in connection with the financial assurance requirements imposed on permitted hazardous waste facilities. Purchaser agrees after Close to cause the Corporation to pursue and obtain, with all due diligence, releases or cancellation of the letters of credit guaranteed by H. Michael Schneider in connection with the financial assurances requirements for permitted hazardous waste facilities. If such releases or cancellation cannot be obtained by the Corporation prior to Close, the Corporation and Purchaser will do all things reasonably necessary to cause such releases, substitutions or cancellations within a reasonable period following the Closing, including without limitation substituting the guaranty of Purchaser for that of
H. Michael Schneider.

     8.15 H. MICHAEL SCHNEIDER DEBT. Immediately after the Closing, H. Michael Schneider shall repay to the Corporation an amount equal to the then balance owed as of the close of the indebtedness shown on the Corporation Balance Sheet due to the loans previously made by the Corporation to H. Michael Schneider in approximately Six Hundred Thousand Dollars ($600,000).

                                  ARTICLE 9

                  CONDITIONS TO THE OBLIGATIONS OF PURCHASER

      The obligations of Purchaser to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part by Purchaser;

     9.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES; COMPLIANCE WITH OBLIGATIONS. The representations and warranties of the Sellers and the Corporation contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made at and as of that time except: (i) for changes specifically permitted by or disclosed pursuant to this Agreement; and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date. The Sellers and the Corporation shall have performed and complied with all of their obligations required by this Agreement to be performed or complied with at or prior to the Closing Date, including those obligations set forth in Article 8 herein. The Sellers and the Corporation shall have delivered to Purchaser a certificate, dated as of the Closing Date, duly signed, certifying that all such obligations have been performed and complied with.

     9.2 NO MATERIAL ADVERSE CHANGE OR DESTRUCTION OF PROPERTY. Between the date hereof and the Closing Date: (i) there shall have been no Material Adverse Change in the Corporation or the Business; (ii) there shall have been no adverse federal, state or local legislative or regulatory change affecting in any material respect the service, or products of the Corporation or the Business; and (iii) no material portion of the assets of the Corporation shall have been damaged by fire, flood, casualty, riot or other cause (regardless of insurance coverage for such damage), and there shall have been delivered to Purchaser a certificate to that effect, dated as of the Closing Date and signed by the Sellers.

     9.3 CORPORATE CERTIFICATE. The Corporation shall have delivered to Purchaser the following: (i) copies of the Charter Documents as in effect immediately prior to the Closing Date; (ii) copies of resolutions adopted by its Board of Directors and shareholders authorizing the transactions contemplated by this Agreement; (iii) written resignations of the Corporation's officers and Board of Directors; (iv) a certificate of good standing issued by the Secretaries of State for the states of California, Arizona, Oregon, and Washington, as of a date not more than sixty (60) days prior to the Closing Date; and (v) tax status certificates issued by the applicable departments of revenues or such similar agencies for the states of California, Arizona, Oregon, and Washington, certified in the case of subsections (i) and (ii) as of the Closing Date by the Secretary of the Corporation as being true, correct and complete.

     9.4 DELIVERY OF SHARES. At Closing, the Sellers and the Corporation shall deliver to Purchaser certificates representing the Shares duly endorsed (or accompanied by duly executed stock powers), and such other instruments of transfer of title as are necessary to transfer to Purchaser good and marketable title to the Shares.

     9.5 CONSENT. Except as provided in Schedule 9.5, the Corporation and the Sellers shall have received consents to the transactions contemplated hereby and waivers of rights to terminate or modify any material rights or obligations of the Corporation and the Sellers from any person from whom such consent or waiver is required under any contract to which the Sellers, the Corporation or the Assets are bound, or who, as a result of the transactions contemplated hereby, would have such rights to terminate or modify such contracts, either by the terms thereof or as a matter of law. Without limiting the foregoing, the Sellers shall have received all necessary consents to the transactions contemplated by this Agreement including, without limitation, the transfer and assignment of all operating permits necessary for the operation of the Business, and shall have provided all proper notifications to and obtained all necessary consents from the City of East Palo Alto, California; Chandler, Arizona; and such other local, municipal, state or governmental authorities as may be required.

     9.6 NO ADVERSE LITIGATION. There shall not be pending or threatened any action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit, invalidate or collect damages arising out of the transactions contemplated hereby, and which, in the judgment of Purchaser, makes it inadvisable to proceed with the transactions contemplated hereby.

     9.7 OPINION OF COUNSEL. Purchaser shall have received an opinion dated as of the Closing Date from counsel for the Corporation and the Sellers, in substantially the form attached hereto as Annex II.

     9.8 CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THE AES ASSET PURCHASE AGREEMENT. Purchaser shall have received a fully executed asset purchase agreement by and between the Corporation and AES pursuant to which the Corporation shall have purchased all of the assets of AES, in form and substance satisfactory to Purchaser and its counsel (the "AES Purchase Agreement"), and each of the conditions precedent to closing to such transaction shall have been satisfied without waiver.

     9.9 SECURITIES MATTERS. Purchaser shall have received all necessary consents and otherwise complied with any state or federal securities laws applicable to the issuance of the U S Liquids Shares in connection with the transactions contemplated hereby, and each of the Sellers shall have delivered agreements limiting transfer of such shares (each, a "Lock-Up Agreement") in the form attached hereto as Annex III and in form and substance satisfactory to Purchaser and its counsel.

     9.10 EMPLOYMENT AGREEMENTS, CONSULTING AGREEMENTS AND LEASES. Each of the persons listed on Schedule 9.10(a) shall have entered into an employment agreement with Purchaser substantially in the form of Annex IV ("Employment Agreement"), each of the persons listed on Schedule 9.10(b) shall have entered into a consulting agreement ("Consulting Agreement") with Purchaser substantially in the form of Annex V.

     9.11 GENERAL. All actions taken by the Sellers and Purchaser in connection with the consummation of the transaction contemplated hereby and all certificates, opinions and other documents required to effect the transactions contemplated hereby, will be reasonably satisfactory in form and substance to Purchaser.

     9.12 NEWARK OPTION AGREEMENT. Prior to the Closing, all actions shall have been taken by the Corporation to enter into an option agreement for the sale of that certain real property owned by the Corporation, located in Newark, California ("Newark Property") to one or more of its shareholders. The Corporation shall have delivered to Purchaser at or prior to the Closing, a copy of a fully executed option agreement in a form reasonably satisfactory to Purchaser and shall deliver, upon consummation of the sale of the Newark Property, a copy of a quitclaim deed evidencing change of ownership of same to one or more of its shareholders, which deed shall be in a form reasonably satisfactory to Purchaser.

     9.13 PERSONAL PROPERTY OPTION AGREEMENT. Prior to the Closing, all actions shall have been taken by the Corporation to enter into an option agreement for the sale of certain personal properties of the Corporation to one or more of its shareholders. The Corporation shall have delivered to Purchaser at or prior to the Closing, a copy of a fully executed option agreement in form reasonably satisfactory to Purchaser and shall deliver, upon consummation of the sale of such personal properties of the Corporation, a copy of a bill of sale evidencing the sale and purchase of such assets of the Corporation, which bill of sale shall be in a form reasonably satisfactory to Purchaser.

     9.14 PURCHASER'S SATISFACTION OF DUE DILIGENCE INVESTIGATION. In the event that Purchaser, in its sole and absolute discretion, determines prior to the Closing that any matter described or referred to in any Schedule hereto (or otherwise disclosed pursuant to Purchaser's due diligence inquiry) is sufficient to cause Purchaser not to proceed to Closing, Purchaser shall notify Sellers immediately of such matter and of Purchaser's decision not to proceed to Closing. At such time, Purchaser shall have no further obligation to proceed to Closing and Purchaser may, at it sole option, terminate this Agreement without further obligation or liability.

                                  ARTICLE 10

                 CONDITIONS TO THE OBLIGATIONS OF THE SELLERS

      The obligations of the Sellers to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part by the Sellers:

     10.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES AND COMPLIANCE WITH OBLIGATIONS. The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made at and as of that time except: (i) for changes specifically permitted by or disclosed pursuant to this Agreement; and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date. Purchaser shall have performed and complied in all material respects with all of its obligations required by this Agreement to be performed or complied with at or prior to the Closing Date.

Purchaser shall have delivered to the Sellers a certificate, dated as of the Closing Date, and signed by an executive officer thereof, certifying that such representations and warranties are true and correct, and that all such obligations have been performed and complied with, in all material respects.

     10.2 OTHER CONDITIONS. At the Closing, Purchaser shall have delivered to the Sellers the Purchase Price.

     10.3 CORPORATE CERTIFICATE. Purchaser shall have delivered to the Corporation the following: (i) copies of Purchaser's Certificate of Incorporation as in effect immediately prior to the Closing Date; (ii) copies of resolutions adopted by its Board of Directors authorizing the transactions contemplated by this Agreement; (iii) a certificate of good standing with tax status issued by the Secretary of State of the State of Delaware as of a date not more than sixty (60) days prior to the Closing Date, certified in the case of subsections (i) and (ii) as of the Closing Date by the Secretary of Purchaser as being true, correct and complete.

     10.4 NO ADVERSE LITIGATION. There shall not be pending or threatened any action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit, invalidate or collect damages arising out of the transactions contemplated hereby, and which, in the judgment of the Sellers, makes it inadvisable to proceed with the transactions contemplated hereby.

     10.5 OPINION OF COUNSEL. Seller shall have received an opinion dated as of the Closing Date from counsel for Purchaser in substantially the form attached hereto as Annex II.

     10.6 OTHER AGREEMENTS. Each of the agreements described in Sections 9.10,
9.12 and 9.13 shall have been entered into by the parties to such agreements.

                                  ARTICLE 11

                            SECURITIES LAW MATTERS

     11.1 DISPOSITION OF U S LIQUIDS SHARES. The Sellers represent and warrant that the shares of U S Liquids Shares being acquired by them hereunder are being acquired and will be acquired for their own respective accounts, and will not be sold or otherwise disposed of, except pursuant to: (a) an exemption from the registration requirements under the Securities Act, which does not require the filing by Purchaser with the SEC of any registration statement, offering circular or other document, in which case, the Sellers shall first supply to Purchaser an opinion of counsel (which counsel and opinions shall be satisfactory to Purchaser) that such exception is available; or (b) an effective registration statement filed by Purchaser with the SEC under the Securities Act.

     11.2 LEGEND. The certificates representing the U S Liquids Shares shall bear the following legend:

            THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF BY THE HOLDER EXCEPT: (A) IN ACCORDANCE WITH RULE 145(D) UNDER THE ACT; OR (B) IN ACCORDANCE WITH AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

     11.3 CONTRACTUAL RESTRICTION. Notwithstanding the above, each of the Sellers agree to not sell or transfer the U S Liquids Share described in Section
2.1 for the applicable time periods set forth therein (the "Contractually Restricted Stock").

     11.4   CONTRACTUAL RESTRICTION LEGEND.

               (a) All one (1) year Contractually Restricted Stock shall bear the following legend:

            THE SALE OR OTHER TRANSFER OF THE SHARES REPRESENTED HEREBY HAS BEEN CONTRACTUALLY RESTRICTED. THE HOLDER AGREES THAT SUCH SHARES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED WITHOUT THE PRIOR WRITTEN CONSENT OF U S LIQUIDS INC., UNTIL THE EXPIRATION OF SUCH RESTRICTION ON JANUARY 15, 2000.

          (b) All two (2) year Contractually Restricted Stock shall bear the following legend:

            THE SALE OR OTHER TRANSFER OF THE SHARES REPRESENTED HEREBY HAS BEEN CONTRACTUALLY RESTRICTED. THE HOLDER AGREES THAT SUCH SHARES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED WITHOUT THE PRIOR WRITTEN CONSENT OF U S LIQUIDS INC., UNTIL THE EXPIRATION OF SUCH RESTRICTION ON JANUARY 15, 2001.

     11.5 INDEMNIFICATION OF SECURITIES LAW MATTERS. The Controlling Shareholders severally and jointly, agree to indemnify and hold harmless Purchaser, its directors and officers, and each person, if any, who controls Purchaser within the meaning of either Section 15 of the Securities Act or
Section 20 of the Exchange Act from and against any and all losses, claims, damages, liabilities, and expenses (including reasonable costs of investigation) arising out of or based upon any untrue statement or alleged untrue statement of a material fact (contained in any registration statement or prospectus or in any preliminary prospectus, or filings required of Purchaser under the Act or the Securities Exchange Act of 1934, as amended, or the rules promulgated pursuant thereto), arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein necessary to make the statements therein not misleading, which is based on any representation or warranty made in this Agreement or any certificate or other document delivered by the Sellers pursuant to this Agreement.

                                  ARTICLE 12

                               INDEMNIFICATION

     12.1   INDEMNIFICATION.

            (a) The Controlling Shareholders agree, jointly and severally, to indemnify and hold Purchaser and its Affiliates harmless from and against the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including, without limitation, related counsel and paralegal fees and expenses) incurred or suffered by Purchaser, or, as described in Section 12.1(d) hereof, incurred or suffered by the Corporation (collectively, "Indemnifiable Damages") resulting from or arising out of: (i) any breach of a representation or warranty made by the Sellers, the Controlling Shareholders or the Corporation pursuant to this Agreement; (ii) any breach of the covenants or agreements made by the Sellers, the Controlling Shareholders or the Corporation in this Agreement;
(iii) any inaccuracy in any certificate delivered by the Sellers, the Controlling Shareholders or the Corporation pursuant to this Agreement; (iv) any misrepresentation or omission from any Schedule to this Agreement; (v) any liability of the Sellers or the Corporation to creditors of the Sellers or the Corporation which Purchaser has not explicitly assumed or permitted to exist hereunder after the Closing Date, whether as a result of bankruptcy or similar proceedings and whether as an account payable by the Sellers or the Corporation or as a claim of alleged fraudulent conveyance or preferential payments within the meaning of the United States Bankruptcy Code; (vi) the existence of creditors of the Sellers or the Corporation which are not disclosed to Purchaser; or (vii) any violation by the Controlling Shareholders or the Corporation of the requirements of any governmental authority relating to the reporting and payment of federal, state, local or other income, sales, use, franchise, excise, property or other tax liabilities of the Corporation, which occurs or exists prior to the Closing Date. The indemnity obligation contained in this Section 12.1(a) shall continue for a period of three (3) years from and after the Closing Date; PROVIDED, HOWEVER, that the indemnity obligations hereunder shall continue until the fifth anniversary of the Closing Date with respect to any claim arising from or relating to matters for which Purchaser shall have discovered facts to establish the existence of the type of claims described in (i) through (vii) of this Section 12.1(a) and provided notice to the Controlling Shareholders of Purchaser's intent to seek indemnification for such claims prior to the expiration of such three (3) year period. Purchaser shall not be entitled to assert any claim for indemnification under this Section 12.1(a) unless and until such time as the total amount of all claims of Purchaser for indemnification under this Section 12.1(a) in the aggregate exceed Fifty Thousand Dollars ($50,000). Further, the Controlling Shareholders shall not be liable under this subsection for aggregate Indemnifiable Damages in excess of the aggregate value of all consideration received by the Controlling Shareholders under this Agreement.

            (b) The Controlling Shareholders agree, jointly and severally, to indemnify and hold Purchaser and its Affiliates harmless from and against the aggregate of all Indemnifiable Damages (including those described in Section 12.1(d) hereof), resulting from or arising out of: (i) any occurrence or circumstance (whether known or unknown) which occurs or exists on or prior to the Closing Date and which constitutes, or which by the lapse of time or giving notice (or both) would constitute, a breach or default by the Corporation under any lease, Contract or other instrument or agreement whether written or oral; or
(ii) any injury to or death of any person or damage to or destruction of any property which occurs or exists prior to the Closing Date, whether based on negligence, breach of warranty, or any other theory, which injury, death, damage or destruction is attributable to or caused by the Corporation or of any stockholder, officer, director, employee or agent of the Corporation or which occurred during, in connection with or incidental to the conduct of the Business; PROVIDED, HOWEVER, that any such injury, death, damage or destruction attributable to or caused by events or occurrences for which indemnity is required pursuant to Section 12.1(c) below shall be excluded from the indemnity obligation contained in this Section 12.1(b). The indemnity obligation contained in this Section 12.1(b) shall continue for a period of two (2) years from and after the Closing Date. Notwithstanding the foregoing time limitation, the obligation of the Controlling Shareholders to indemnify Purchaser hereunder shall continue indefinitely with respect to any claim arising from or relating to matters for which Purchaser shall have received a formal demand or claim from a third party and provided notice thereof to the Controlling Shareholders and of Purchaser's intent to seek indemnification for such claims hereunder within two
(2) years of the Closing Date. Purchaser shall not be entitled to assert any claim for indemnification under this Section 12.1(b) unless and until such time as the amount of all claims of Purchaser for indemnification under this Section 12.1(b) exceeds Fifty Thousand Dollars ($50,000) in the aggregate, at which time any and all claims of Purchaser for indemnification in excess of Fifty Thousand Dollars ($50,000) may be asserted; PROVIDED, HOWEVER, that the Controlling Shareholders shall not be liable under this Section 12.1(b) for aggregate Indemnifiable Damages in excess of Five Hundred Thousand Dollars ($500,000) or any matter described in part 1 of Schedule 6.10; PROVIDED, HOWEVER, that in no event shall any schedules which are cross-referenced in any such Schedule be excluded from such indemnity obligations.

            (c) The Controlling Shareholders agree, jointly and severally, to indemnify and hold Purchaser and its Affiliates harmless from and against the aggregate of all Indemnifiable Damages (including those described in Section 12.1(d) hereof), resulting from or arising out of: (i) the generation, collection, transportation, storage or disposal, by the Corporation or during, in connection with or incidental to the conduct of the Business prior to the Closing Date, of any materials, including, without limitation, hazardous materials; or (ii) any act or omission by the Corporation or any stockholder, officer, director, employee or agent of the Corporation prior to the Closing Date which causes or contributes to a release of any materials, pollutants, heat, smoke, fire, odors, or fumes into the environment (including air, surface water and groundwater and land), whether such release actually occurs or arises before, on or after the Closing Date (the term "release" as used herein means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the ambient environment), including, without limitation, any claim, suit, demand or action in connection therewith based upon a toxic tort theory (including damages, costs or expenses for personal injury, medical evaluation or surveillance or property devaluation) and any claim, demand, action, suit or proceeding brought or arising under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), or similar state law; or (iii) the violation by the Corporation or any stockholder, officer, director, employee or agent of the Corporation prior to the Closing Date of any law or regulation, whether federal, state or local, governing, relating or applicable to the environment or the protection thereof; PROVIDED, HOWEVER, that in each case (i) through (iii) of this Section 12.1(c), the liabilities listed on Schedule 12.1(c) and the matters described in part 1 of Schedule 6.10 and on Schedules 6.13(a), 6.13(b), part 1 of 6.13(c), and 6.23, shall be expressly excluded from the indemnity obligation contained in this Section 12.1(c); PROVIDED, HOWEVER, that in no event shall any schedules which are cross-referenced in any such Schedule be excluded from such indemnity obligations. Purchaser shall not be entitled to assert any claim for indemnification under this Section 12.1(c) unless and until such time as the amount of all claims of Purchaser for indemnification hereunder exceeds One Million Five Hundred Thousand Dollars ($1,500,000) in the aggregate, at which time any and all claims of Purchaser for indemnification in excess of the One Million Five Hundred Thousand Dollars ($1,500,000) may be asserted; PROVIDED, HOWEVER, that the Controlling Shareholders shall not have liability under this
Section 12.1(c) in excess of Two Million Dollars ($2,000,000). The indemnity obligation contained in this Section 12.1(c) shall relate to claims made within a period of three (3) years from and after the Closing Date; if prior to the expiration of such three (3) year period, Purchaser shall have received a Qualifying Notice (as defined herein) with respect to such claim and provided notice to the Controlling Shareholders thereof and of Purchaser's intent to seek indemnification for such claim. A "Qualifying Notice" shall include any of the following: (i) a notice that the Corporation or its Affiliates, employees or agents have been designated as a potentially responsible party; (ii) a notice of violation, notice of deficiency, or formal demand, order or decree from a governmental agency; (iii) a formal demand or notice of intent to file suit under any citizen suit provision of any state or federal environmental laws;
(iv) a demand letter or the filing of a lawsuit alleging damages or cleanup responsibility against the Corporation or its Affiliates, employees or agents; or (v) a similar written demand or notice alleging liability against the Corporation, its Affiliates, employees or agents. The Controlling Shareholders' indemnity obligations for claims made within the three (3) year period following the Closing Date in accordance with the above-described procedure, shall continue until the fifth anniversary of the Closing Date; PROVIDED, HOWEVER, that in the event such claims have not been fully paid or the full amounts have not become payable or fixed in amounts prior to such date, Purchaser may elect to have an estimate conducted, in which event the parties shall mutually agree upon an independent qualified expert to determine the estimated present value of the claim based on all available information from the parties, from third parties, from governmental agencies or from any other source such expert deems appropriate in the circumstances. Such estimate shall be accepted by all parties as the fixed value of the claim for purposes of this Section 12.1(c), and the Controlling Shareholders shall pay Purchaser such amount (subject to the Two Million Dollar ($2,000,000) maximum indemnification liability under this Section 12.1(c) as described above) as if the claim had been due and payable on the fifth anniversary of the Closing Date. All costs of such estimates of the expert will be paid by Purchaser.

            (d) The parties hereto agree and acknowledge that the AES Transaction is an integral part of the transactions contemplated by this Agreement, and that the Controlling Shareholders will receive substantial benefit from the AES Transaction. Therefore, the Controlling Shareholders agree that the indemnification obligations set forth in this Section 12.1 shall include and encompass the AES Transaction and the representations, warranties, covenants and other obligations made or undertaken by AES thereunder or pursuant to the documents delivered thereunder (the "AES Documents"), and that notwithstanding the terms of the AES Documents, such indemnification obligations of the Controlling Shareholders shall be in favor of Purchaser. As a result, for purposes of determining the Controlling Shareholders' indemnification obligation hereunder, all references in this Section 12.1 to the Corporation shall be deemed to include AES; any reference to this Agreement shall be deemed to include the AES Documents; and any reference to Purchaser shall be deemed to include the Corporation in its capacity as the Purchaser of the AES assets in the AES Transaction.

            (e) Notwithstanding anything contained in this Section 12.1 to the contrary, any claim made pursuant to this Section 12.1 shall be reduced by the amount of any insurance proceeds received by the Corporation with respect to such claim.

     12.2 ASSUMPTION OF SPECIFIC LIABILITIES. Purchaser agrees to perform all of the Sellers' contractual obligations related to the Business to the extent, and only to the extent, such obligations first mature and are required to be performed by Purchaser after the close of business on the Closing Date.

     12.3 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties made by the Corporation and the Sellers in this Agreement or pursuant hereto shall survive for a period of three (3) years following the Closing Date; PROVIDED, HOWEVER, that the representations and warranties contained in Sections 6.17, 6.18, and Article 11 shall survive the Closing Date for the applicable statute of limitation periods. Notwithstanding any knowledge of facts determined or determinable by any party by investigation, each party shall have the right to fully rely on the representations, warranties, covenants and agreements of the other parties contained in this Agreement or in any other documents or papers delivered in connection herewith. Each representation, warranty, covenant and agreement of the parties contained in this Agreement is independent of each other representation, warranty, covenant and agreement.

     12.4   MATTERS INVOLVING THIRD PARTIES.

               (a) If any third party shall notify Purchaser or any of the Sellers with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against the other party under this Article 12, then the party receiving such Third Party Claim shall promptly notify the other party in writing; PROVIDED, HOWEVER, that no delay on the part of the notifying party in notifying the other party shall relieve such party from any obligation hereunder unless (and then solely to the extent) the indemnifying party is thereby prejudiced.

               (b) The indemnifying party will have the right to defend the notifying party against Third Party Claim with counsel of its choice reasonably satisfactory to the other party, so long as the indemnifying party notifies the notifying party in writing within thirty (30) days after the making of a Third Party Claim. The notifying party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim. Neither party will consent to the entry of any judgment or enter into any settlement which does 22not include as an unconditional term thereof the giving to the notifying party by the third party of a release of all liability in respect of such Third Party Claim or which seeks an injunction, specific performance or a declaration of rights or other equitable relief that, in the good faith judgment of notifying party, will likely have a material adverse effect on the notifying party's operations without the prior written consent of the notifying party which shall not be withheld unreasonably.

                                  ARTICLE 13

                                 DEFINITIONS

      13.1 DEFINED TERMS. As used herein, the following terms shall have the following meanings:

      "Affiliate" shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date hereof.

      "Controlling Shareholders" means H. Michael Schneider; H. Michael Schneider and Lisa L. Schneider, as Trustees for Schneider Living Trust Dated 12/28/81; Peter D. Schneider; and Thomas R. Schneider.

      "Contract" means any indenture, lease, sublease, license, loan agreement, mortgage, note, indenture, restriction, will, trust, commitment, obligation or other contract, agreement or instrument, whether written or oral.

      "Governmental Authority" means any nation or government, any state, regional, local or other political subdivision thereof, and any entity or official exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

      "Knowledge" or "to the best knowledge" or similar terms as used in this Agreement, unless otherwise specifically defined herein, shall mean the actual knowledge, after reasonable inquiry, of each or any of the Controlling Shareholders and/or those senior managers of the Corporation who report directly to any of the Controlling Shareholders and who are primarily responsible for management of the activities or functions of the Corporation as to which the applicable representation is being made.

      "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, but not limited to, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code or comparable law or any jurisdiction in connection with such mortgage, pledge, security interest, encumbrance, lien or charge).

      "Material Adverse Change (or Effect)" means a change (or effect), in the condition (financial or otherwise), properties, assets, liabilities, rights, obligations, operations, business or prospects which change (or effect) individually or in the aggregate, is materially adverse to such condition, properties, assets, liabilities, rights, obligations, operations, business or prospects.

      "Person" means an individual, partnership, corporation, business trust, joint stock corporation, estate, trust, unincorporated association, joint venture, Governmental Authority or other entity, of whatever nature.

      "Restricted Territory" means the following states and counties: (i) All counties in the State of California; (ii) Multnomah County, Oregon; (iii) Maricopa County, Arizona; and (iv) King County and Pierce County, Washington.

      "Tax Return" means any tax return, filing or information statement required to be filed in connection with or with respect to any Taxes; and

      "Taxes" means all taxes, fees or other assessments, including, but not limited to, income, excise, property, sales, franchise, intangible, withholding, social security and unemployment taxes imposed by any federal, state, local or foreign governmental agency, and any interest or penalties related thereto.

                                  ARTICLE 14

                      TERMINATION, AMENDMENT AND WAIVER

      14.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing:

               (a) by mutual written consent of all of the parties hereto at any time prior to Closing; or

               (b) by Purchaser in the event of a material breach by the Sellers of any provision of this Agreement; or

               (c) by Seller in the event of a material breach by Purchaser of any provision of this Agreement; or

               (d) by either party if the Closing shall not have occurred by January 31, 1999, through no fault of either party or circumstances beyond reasonable control of either parties, and the parties hereto have not agreed to extend the date to close.

     14.2 EFFECT OF TERMINATION. Except as expressly stated herein, in the event of termination of this Agreement pursuant to Section 14.1, this Agreement shall forthwith become void; PROVIDED, HOWEVER, that nothing herein shall relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this

Agreement. Purchaser shall immediately return to the Sellers any and all documents pursuant to Section 8.4.

                                  ARTICLE 15

                              GENERAL PROVISIONS

     15.1 NOTICES. All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be delivered (and shall be deemed delivered) by certified or registered mail (first class postage pre-paid), guaranteed overnight delivery, or facsimile transmission if such transmission is confirmed by delivery by certified or registered mail (first class postage pre-paid) or guaranteed overnight delivery, to the following addresses and telecopy numbers (or to such other addresses or telecopy numbers which such party shall designate in writing to the other party):

               (a) If to Purchaser or, following the Closing, the Corporation:

                        U S Liquids Inc.
                        411 N. Sam Houston Parkway East, Suite 400
                        Houston, TX  77060
                        Attention:  General Counsel
                        Telecopy:  (281) 272-4545

               (b) If to the Sellers or, prior to the Closing, the Corporation:

                        Romic Environmental Technologies Corporation
                        2081 Bay Road
                        East Palo Alto, CA  94303
                        Attention:  H. Michael Schneider, Chairman of the Board
                        Telecopy:  (650) 463-5040

                  With a copy to:

                        Cooper, White & Cooper
                        1333 North California Blvd., Suite 400
                        Walnut Creek, CA  94596
                        Attention:  Keith Howard, Esq.
                        Telecopy:  (925) 256-9428

     15.2 ENTIRE AGREEMENT. This Agreement (including the Schedules and Annex attached hereto) and other documents delivered at the Closing pursuant hereto, contains the entire understanding of the parties in respect of its subject matter and supersedes all prior agreements and understandings (oral or written) between or among the parties with respect to such subject matter. The Schedules and Annex constitute a part hereof as though set forth in full above.

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
     15.3 EXPENSES. Except as otherwise provided herein, the parties shall pay their own fees and expenses, including their own counsel fees, incurred in connection with the negotiation and preparation of this Agreement or any transaction contemplated hereby.

     15.4 AMENDMENT; BINDING EFFECT; ASSIGNMENT. This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by all parties. The rights and obligations of this Agreement shall bind and inure to the benefit of the parties and their respective successors and assigns. Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned by the Sellers without the prior written consent of Purchaser.

     15.5 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

     15.6 GOVERNING LAW: INTERPRETATION. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of California applicable to contracts executed and to be wholly performed within such State.

     15.7 ACCESS TO RECORDS. After the Closing Date, the Sellers shall have reasonable access during regular business hours to the books and records of the Corporation that are necessary to permit the Sellers to exercise their rights hereunder and to obtain any information necessary for their personal tax matters.

     15.8 ATTORNEY FEES. If either party to this Agreement shall bring any action for any relief against the other, declaratory or otherwise, arising out of or in connection with this Agreement or the breach or interpretation hereof, the losing party shall pay to the prevailing party a reasonable sum for attorney fees incurred in bringing such suit and/or enforcing any judgment granted therein, all of which shall be deemed to have accrued upon the commencement of such action and shall be paid whether or not such action is prosecuted to judgment. Any judgment or order entered in such action shall contain a specific provision providing for the recovery of attorney fees and costs incurred in enforcing such judgment. For the purposes of this section, attorney fees shall include, without limitation, fees incurred in the following: (1) post-judgment motions; (2) contempt proceedings; (3) garnishment, levy, and debtor and third party examination; and (4) discovery.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered on this 14th day of January, 1999.

                                    U S LIQUIDS INC.
                                    a Delaware corporation


                                    By:

                                    Name:

                                    Title:



                                    ROMIC ENVIRONMENTAL
                                    TECHNOLOGIES CORPORATION
                                    a California corporation


                                    By:

                                    Name:

                                    Title:

                                    H. MICHAEL SCHNEIDER



                                    PETER D. SCHNEIDER



                                    THOMAS R. SCHNEIDER



                                    BARBARA MORRISON CUST/CA/UTMA FOR
                                    JUSTIN W. MORRISON



                                    BARBARA MORRISON CUST/CA/UTMA FOR
                                    MELISSA L. MORRISON



                                    BARBARA MORRISON



                                    MICHAEL R. SCHNEIDER



                                    MICHAEL R. SCHNEIDER CUST/CA/UTMA
                                    FOR BRIDGETTE M. SCHNEIDER



                                    LAURA SCHNEIDER



                                    PETER D. SCHNEIDER CUST/CA/UTMA FOR
                                    PATRICK KEIL SCHNEIDER

                 [SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]


                                    PETER D. SCHNEIDER CUST/CA/UTMA FOR
                                    KEIL PATRICK SCHNEIDER



                                    THOMAS R. SCHNEIDER CUST/CA/UTMA
                                    FOR JESSICA L. SCHNEIDER



                                    THOMAS R. SCHNEIDER CUST/CA/UTMA
                                    FOR BRANDON T. SCHNEIDER



                                    LOREEN SCHNEIDER



                                    JOHN MORRISON


                                    ________________________________________
                                    H. MICHAEL SCHNEIDER AND LISA L.
                                    SCHNEIDER, AS TRUSTEES FOR SCHNEIDER
                                    LIVING TRUST DATED 12/28/81

                 [SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]